Exhibit 10.1

EXPLORATION AND

PRODUCTION SHARING

CONTRACT

BETWEEN THE

REPUBLIC OF GABON

AND

VAALCO GABON (ETAME), INC.

EXPLORATION AND PRODUCTION

SHARING CONTRACT

BETWEEN

The Republic of Gabon, herein represented by PAUL TOUNGUI, Minister of Mines, Energy and Petroleum, as the party of the first part,

AND

1.Vaalco Gabon (Etame), Inc., a company incorporated under the laws of the State of Delaware, United States of America, with main office in Houston, Texas, United States Of America, at 4600 Post Oak Place, Suite 309, and represented by Charles W. Alcorn duly authorized to this effect;

The company Vaalco Gabon (Etame), Inc. is a subsidiary guaranteed by its parent company Vaalco Energy, Inc., whose net assets were US$ 13,681,000 on December 31, 1994, incorporated under the laws of the State of Delaware, United States of America, with main office in Houston, Texas, United States of America, signatory of the commitment set forth in Article 46 of the Contract and the subject of Attachment 3;

2.Vaalco Energy (Gabon), Inc., a company incorporated under the laws of the State of Delaware, United States of America, with main office in Houston, Texas, United States Of America, at 4600 Post Oak Place, Suite 309, and represented by Charles W. Alcorn duly authorized to this effect;

The company Vaalco Energy (Gabon), Inc. is a subsidiary guaranteed by its parent company Vaalco Energy, Inc., whose net assets were US$ 13,681,000 on December 31, 1994, incorporated under the laws of the State of Delaware, United States of America, with main office in Houston, Texas, United States of America, signatory of the commitment set forth in Article 46 of the Contract and the subject of Attachment 3; as the party of the second part,

The two above mentioned companies constitute the Contractor; The Republic of Gabon and the Contractor being also hereinafter called jointly “the Parties” and individually “the Party”.

Whereas:

the State is the owner of the natural resources from the surface and subsurface of its territory, from offshore areas under its sovereignty or which are part of its economic zone,

•

the discovery and production of Hydrocarbon natural resources are an important factor for the implementation of the economic and social development policy of the country and for the advancement of the welfare of its in habitants,

•	to this end, exploration and exploitation of the national resources are considered to be of public usefulness,

•

pursuant to Law No. 15/62 of June 2, 1962, establishing a Mining Code in the Republic of Gabon and subsequent amendments, to Decree, No. 981/PR of October 16, 1970, establishing .the conditions for application of the Mining Code; and to Law No. 14/82 of January 24, 1983 regulating Hydrocarbons exploration and exploitation activities, the State wishes to undertake the exploration, exploitation, transportation, storage and marketing of Hydrocarbons,

•

it is in the State’s interest that the above-mentioned operations be carried out in strict compliance with adequate methods and with the speed compatible with the prevailing practices of the Hydrocarbon industry, and so as to achieve the above-mentioned objectives;

•

the Contractor possesses the capital, technical and commercial competence, the required personnel and organizational expertise necessary to successfully carry out the operations specified hereunder and wishes to cooperate with the State by helping it to develop. a Hydrocarbons industry thereby promoting economic expansion of the country and the social welfare of its inhabitants;

•	and, it being specified that, for the purposes of the interpretation of this Contract, the following definitions are adopted:
•	Calendar Year signifies a period of twelve consecutive months starting on January first and ending on the following December thirty-first, in accordance with the Gregorian calendar;
•	Contractual Year signifies a period of twelve consecutive months from the Effective Date or’ the anniversary of said Effective Date;
•

Exclusive Exploration Authorization signifies the administrative instrument whereby the State authorizes Contractor to undertake on an exclusive basis in the Delimited Area all prospection, exploration and research work aimed at the discovery of Hydrocarbons;

•

Exclusive Exploitation Authorization signifies the administrative instrument whereby the Government authorizes Contractor to undertake on an exclusive basis all the development, exploitation, and production work on the Fields within the Exploitation Area;

•	Barrel signifies one US Barrel, i.e. 42 US gallons, measured at a temperature of 60°F;
•	Budget signifies the estimated expenses, broken down by budget item, relative to the Petroleum Operations appearing in the Annual Work Programs;
•	Condensate signifies Liquid Hydrocarbons obtained through the expansion of Natural Gas;

•	Contract signifies this document and its Appendices, which are part of the Contract, and any renewal, extension, replacement or amendment to the Contract which may be decided by the Parties;
•

Contractor signifies the State’s contracting Parties, as well as any organizations, establishments, public or private entities, companies to which any interest may be transferred in ¬application of the provisions of Articles 19 or 42;

•

Petroleum Costs signifies all the expenditures effectively borne and paid by Contractor for the performance of the Petroleum Operations, as determined according to the Accounting Agreement in Attachment 2, for which said Contractor is recognized the right to recovery of their amounts;

•	Effective Date signifies the date on which the Contract goes into effect, such as defined in Article 50 hereinbelow;
•

State signifies the Republic of Gabon, owner of the natural resources from the surface and subsurface of the national territory, marine areas under its sovereignty or part of .its’ economic zone; the State alone owns the mining titles.  Depending on the case, it exercises the prerogatives of a Public Authority and has the powers attributed thereto or acts as Contractor‑State, within the framework of partnerships or joint ventures with companies or as a shareholder either through Administrations and agents of public services or through companies it controls.  The State may be referred to as, “the Ministry in charge of Hydrocarbons”, “the Administration” or “The Departments in charge of Hydrocarbons”, or, in general, “the Administration”;

•	Exploration Well signifies any well intended to detect a Field or to determine its extension and magnitude;
•	Development Well signifies Hydrocarbons from the Field;any well intended to produce Hydrocarbons from the Field;
•

C.F.A. Franc signifies the currency defined in Title 11 of the Monetary Cooperation Convention between the Member Countries of the Bank of the Central African States (B.E.A.C.) and the Republic of France, signed in Brazzaville on November 23, 1972;

•	Natural Gas signifies methane, ethane, propane, butane and, more generally, all gaseous Hydrocarbons, either dry or wet, whether or not associated with liquid Hydrocarbons;
•	Field signifies an accumulation of Hydrocarbons in the subsurface;
•	Hydrocarbons signifies Crude Petroleum, Condensates, and Natural Gas;

•	Operator signifies the company duly designated by the Contractor to conduct and perform the Petroleum Operations in the name and on behalf of, and under the responsibility of the latter;
•

Petroleum Operations signifies all Hydrocarbon prospecting, exploration, development, production, transportation and storage operations and, more generally, all other operations directly connected with the above, carried out under this Contract, with the exception of refining and marketing operations;

•

Crude Petroleum signifies crude mineral oil, condensate, asphalt, ozokerite and any type of Hydrocarbons and bitumen, both solid and liquid, in their natural state or obtained from Natural Gas through condensation or extraction;

•

Total Available Production signifies the total Hydrocarbon production from the exploitation of all the Fields located within the Delimited Area, computed on said area after degassing, dehydration, stabilization, decantation, desalting and gasoline recovery (for the Natural Gas), at the time when it is sent towards the evacuation lines or, if no pipelines are available, towards storage facilities; the following is deducted from this production:

•	Hydrocarbons re-injected into the Field or used in the Petroleum Operations, under the conditions set forth in Article 26.1,b of the Contract;
•	Hydrocarbons burned or destroyed provided that Contractor has abided by the regulations in force and the guidelines and applicable recommendations of the Administration.
•	Net Production signifies the Total Available Production of Hydrocarbons less the proportional mining royalty;
•	Remaining Production signifies the Net Production less the removals of hydrocarbons made by Contractor in connection with the recovery of the Petroleum Costs;
•

Annual Work Program signifies all the Petroleum Operations that Contractor agrees to perform during a Calendar Year in the Delimited or Exploitation Area, appearing in a document describing on an itemized basis these Petroleum Operations;

•	Affiliated Company signifies a company or any other business:
•	which controls one or more companies comprising Contractor,
•	or which is controlled by one or more companies forming Contractor,
•	or which is controlled by a company that itself controls the Contractor.

Such control signifies the direct or indirect ownership of more than fifty percent of the stock of the capital of the controlled company and thus entitling the controlling company to the absolute majority of the voting rights;

•	Non-Affiliated Company or Third Party signifies a company or any entity other than the Parties which does not fall under the preceding definition.
•

Underlifting signifies a situation in which one of the Parties, at a given time and in proportion to its rights, has failed to remove and dispose of the full share of Hydrocarbons to which it is entitled in application of the provisions of the Contract;

•

Overlifting signifies a situation in which one of the Parties, during a given period, has already removed and disposed of a quantity of Hydrocarbons in excess of that to which it is entitled in application of the provisions of the Contract;

•	Delimited Area signifies the surface area within the perimeter described in Attachment 1;
•

Exploitation Area signifies a surface area located within the Delimited Area on which the State grants the Contractor, according to the applicable laws and the Contract, an Exclusive Exploitation Authorization.

The above having been stated, the following is mutually agreed and established:

Article 1

GENERAL CONDITIONS

1.1.This Contract is a Hydrocarbon exploration and production sharing agreement. Its clauses are governed by the laws and regulations in effect in Gabon.

1.2.It defines the rights and obligations of the Parties, governs their mutual relationship and establishes the rules and terms for exploration, exploitation and production sharing. It applies to the Petroleum Operations that Contractor is to perform on an exclusive basis in the Delimited Area and any Exploitation Area, it being understood that all substances and products other than Hydrocarbons are beyond the Contract’s scope of application.

1.3.For all the work required for performance of the Petroleum Operations, Contractor is required to comply with generally accepted Hydrocarbon industry practices.

1.4.Contractor shall supply all the financial and technical means necessary for the proper performance of the Petroleum Operations.  Subject to written approval of the Petroleum Operations, the Contractor may use Third Parties or Affiliated Companies Funds for the financing of corresponding investments.

The Contractor shall send to the Hydrocarbon Services a certified copy of the loans agreements and contracts which have been obtained and must be concluded under the condition that the above-mentioned approval has been obtained.

However, interest, agios, financial charges of any nature and currency exchange losses arising from such financing, whatever their source and payment terms, are deductible for the purposes of Article 26.4 or chargeable to Petroleum Costs which give rise to recovery under Articles 24 and 26.10, only in the cases and according to the modalities and restrictions provided in said Articles and in the Accounting Agreement.

1.5.The Contractor shall alone bear the financial risk attached to the performance of the Petroleum Operations, subject to the provisions of Article 19.

1.6.Throughout the term of the Contract, the total production originating from the Petroleum Operations will be shared between the Parties according to the terms defined in Articles 24, 25, and 26.

1.7.The Delimited Area is defined in Attachment 1.

1.8.In the month following the Effective Date, the Contractor shall inform the Administration of the name of the designated Operator who will be responsible for performing the Petroleum Operations.

The Operator, in the name and on behalf of the Contractor, shall communicate to the Administration all reports, information and data mentioned in the Contract as well as any contract or convention binding the companies comprising the Contractor.  The Operator will act as the designated representative of all the companies forming the Contractor, for the performance of the Petroleum Operations.  The Contractor may at any time designate another Operator, subject to prior approval from the Administration.

1.9.For the practical terms of performance of this Contract, the person responsible for Departments in charge of Hydrocarbons represents the State; he makes all the decisions, grants any necessary or useful authorization for the performance of the Petroleum Operations.

1.10.During the term of the Contract, the State may at any time and particularly at the time of participation pursuant to the provisions of Article 19, delegate the management of its rights and obligations resulting from said participation to a company or organization of its choice.

Article 2

TECHNICAL CONSULTING COMMITTEE

2.1.Within the month following the Effective Date, a Technical Consulting Committee will be formed.  It will be composed of the same number of members representing the State and the Contractor.  The representatives of the State will be designated from among the Administration supervisory staff, from the General Hydrocarbon Department and from the land, financial, or customs Administration.  The Chairman of the Technical Consulting Committee shall be selected from among the representatives from the General Hydrocarbons Department.

2.2.The Technical Consulting Committee is a body responsible for issuing opinions, suggestions and recommendations on:

•	the exploration, development and .production work on discovered Fields, and on the related expenditures;
•	the application of the Field conservation rules pronounced by the Administration or, in the absence of such rules, based on commonly accepted Hydrocarbon industry practice;
•	anti-pollution measures and safety and health regulations on the work sites;
•	the choice between purchasing or renting, by the Contractor, of major equipment and facilities, in application of the provisions of Article 10.2;
•	the programs and budgets provided by Articles 5.1 and 20.1, before they are submitted to the Administration for approval;
•	the conditions for personnel employment, in accordance with the provisions of Article 38;

•	the provisions to be taken by Contractor for the training of Gabonese personnel in application of the provisions of Article 39 and the implementation of said provisions;

Within the framework of its powers, the Technical Consulting Committee may assign studies to subcommittees created for that purpose.

2.3.The opinions, suggestions and recommendations of the Technical Consulting Committee will be adopted by majority of votes, each member being entitled to one vote and with the authority to represent only one other member of the Committee.

The Technical Consulting Committee deliberates validly if at least two thirds of its members are present or represented; the presence of the Chairman or of his representative, if the former is unable to attend, is indispensable.

2.4.The Technical Consulting Committee meets at least twice a year in the exploration period and at least four times a year during the development and exploitation period. Meetings are called at the initiative of the Contractor or the Administration and convened by summons from the• Chairman of the Technical Consulting Committee issued at least fifteen days prior to the meeting date.  In emergencies, the members meet as quickly as possible or consult by telex.

Contractor may request that the Technical Consulting Committee be convened in an extraordinary meeting in order to submit specific questions to it.

The agenda is prepared by the Party requesting the meeting; the documents necessary for the proper conduct of the meeting are prepared by Contractor or, if applicable, by the Administration.  Contractor will hold the office of Secretary of the Technical Consulting Committee.

2.5.The expenses deriving from the activity of the Technical Consulting Committee, as well as those borne by the Administration within this context will be borne by Contractor and considered as Petroleum Costs.

Article 3

EXPLORATION PERIODS

3.1.On the effective date, the Contractor is granted an Exclusive Exploration Authorization on the Delimited Area for a first period of three years Contractual Years.  This period may be extended at Contractor’s request, presented at least forty‑five days before expiration of this period, by a maximum of three months to permit Contractor to complete any drilling then in progress.

This extension will be granted by decision of the Departments in charge of Hydrocarbons.

Nevertheless, Contractor shall make its best effort to start drilling so that, under normal circumstances, the drilling operations can be completed before the normal expiration of the above-mentioned Period.

3.2.If, during the first extension period granted pursuant to Article 3.1, the Contractor has fulfilled the obligations deriving from this Contract, in particular the work obligations defined in Article 4, the Exclusive Exploration Authorization shall be extended at the request of Contractor for a second period of three Contractual Years.

The second period may also be extended by a maximum of three months for the same reasons and under the same conditions as those stated in Article 3.1.

Contractor must file its renewal application for the second period at least thirty days prior to expiration of the first period. If Contractor has benefited from the extension described in Article 3.1, the above-mentioned thirty‑day term is counted from the end of said extension, in order to allow Contractor to examine and evaluate the results from drilling and to determine the desirability of filing a renewal application. Renewal will be granted through edict from the Minister of Hydrocarbons.

3.3.At the end of the first period, in the event that that the Exclusive Exploration Authorization is not renewed, Contractor must surrender all the Delimited Area, with the exception of the Exploitation Areas or surface areas for which it has filed an application for an Exclusive Exploitation Authorization which is being processed.

Article 4

WORK COMMITMENTS DURING THE EXPLORATION PERIOD

4.1.During the exploration period defined in Article 3.1, Contractor shall perform at least the following work:

•	acquire and process 1,500 km of 2-D seismic data and shoot one 3-D seismic survey;
•	Re-process and make a reinterpretation of existing, available seismic data;
•	Prepare a feasibility study of the development of the Tchibala North South discoveries within the first six months;
•	Drill one exploration well.

In order to carry out this work program under the best technical conditions in accordance with generally accepted Hydrocarbon industry practices, Contractor will invest an a mount estimated at US $7,800,000.

Contractor is required to start the geological and geophysical work covered by the above commitments within four months after the Effective Date.

4.2.During the second exploration period defined in Article 3.2, Contractor shall carry out the following minimum work:

•	acquire and process 2,000 km of 2-D seismic data and shoot a 3-D seismic survey if the exploration well was a discovery;
•	drill two exploration wells.

In order to carry out this work program under the best technical conditions in accordance with generally accepted Hydrocarbon industry practices, Contractor will invest an amount estimated at US $14,500,000.

4.3.The above-specified wells will be drilled to a minimum depth 2,500 (two thousand rive hundred) meters or until the Gamba geological formation is penetrated for at least fifty meters if it extends beyond the contractual depth.  If at 2,500 meters, said geological formation has not been encountered, the Parties will meet in order to examine the desirability of continuing the Well in the interest of each.

Drilling will be stopped at a lesser depth than originally estimated if, having drilled the well in accordance with approved practices of the Hydrocarbon industry, the stoppage is justified by one of the following reasons:

•	the Gamba formation is encountered at a lesser depth than the contractual depth; in this case, the Parties will meet to examine the desirability of continuing the well in the interest of each;
•	basement is encountered at a lesser depth than projected;
•	continuation of drilling presents an obvious hazard because of the presence of abnormal formation pressure;
•	rock formations are encountered the hardness of which renders it impractical to continue drilling with standard equipment;
•	Hydrocarbon-bearing formations are encountered which; before being penetrated, must be protected by setting casing, thus preventing attainment of the contractual depth.

In the event that drilling is stopped for any of the above-listed reasons, the well shall be considered to have been drilled to the contractual depth, provided that the Contractor timely presents its reasons to the Administration and the Administration accepts these reasons as justified.

4.4.The Contractor is required to meet its work commitments for an exploration period even if this entails for the Contractor exceeding the amount estimated for that period.

On the other hand, if Contractor has met the work commitments for an amount less than the amount estimated for that period, it is considered to have met those commitments.

4.5.If the Administration notices that’ Contractor has not met its work commitments during an exploration period, it will so advise Contractor in writing. The procedure provided by Article 48.10 is then applicable, as required.

Article 5

PREPARATION AND APPROVAL OF ANNUAL WORK
PROGRAMS AND CORRESPONDING BUDGETS

5.1.Within a maximum of two months after the Effective Date, Contractor shall submit to the Administration for approval an Annual Work Program and the corresponding Budget for the entire Delimited Area, specifying the Petroleum Operations for the period from the Effective Date until the following December 31.

By September 30 of the Calendar Year, Contractor shall submit to the Administration for approval an Annual Work Program and the corresponding Budget for the entire Delimited Area, specifying the Petroleum Operations it intends to perform during the subsequent Calendar Year.

The Annual Work Program and the corresponding Budget mentioned above shall be examined by the Technical Consulting Committee, in accordance with the provisions of Article 2.2 prior to being submitted for Administration approval; the advice, suggestions and recommendations of the Technical Consulting Committee must be attached.

5.2.If the Administration believes that modifications of the Petroleum Operations planned in the Annual Work Program are necessary or useful, it shall notify the Contractor in writing, within thirty days after receipt of the Program, stating the requested modifications and including any justifications it deems appropriate.  The Administration and the Contractor will meet as soon as possible in order to study the modifications requested and in order to prepare by mutual agreement the Annual Work Program and the corresponding Budget in their final form.

In any case, the parts of the Annual Work Program for which the Administration did not request modifications are considered approved and must be completed by the Contractor within the initially agreed times.

If the Administration does not address a request for modifications to the Contractor before expiration of the thirty-day period, the Annual Work Program and the corresponding Budget shall be deemed thereby approved.

5.3.If the information acquired as the operations progress or particular circumstances justify certain minor changes in the Petroleum Operations planned in the Annual Work Program which do not affect the pursuit of the primary objectives by the Contractor, the Contractor may make the corresponding changes after approval from the Hydrocarbon Departments, provided that the basic established objectives are not changed.

Article 6

RELINQUISHMENTS

6.1.Contractor may relinquish all or part of the Delimited Area, subject to application of the provisions of Article 7.

6.2.During the first exploration period defined in Article 3.2, only to the entire Delimited Area may be relinquished, subject to the provisions of Article 6.5.

6.3.During the second exploration period defined in Article 3.2, all or part of the Delimited Area may be relinquished.

6.4.Contractor must inform the Administration in writing of its decision to relinquish acreage, specifying, if applicable, the part of the Delimited Area which is to be relinquished. Said relinquishment becomes effective six15ty days after receipt of the above-mentioned written notice, unless the Administration agrees to the effectiveness of the waiver for an earlier date.

Within thirty days after the effective date of the relinquishment, Contractor must submit to the Administration a detailed report, together with appropriate supporting documentation, on the work performed in the Delimited Area and the corresponding expenses.

6.5.When relinquishing areas held under en exploration contract, Contractor has the right to retain the Exploitation Areas or surface areas for which it has filed an application which is being processed.

6.6.In the event of a partial relinquishment, each of the relinquished areas must be sufficiently large to allow further hydrocarbon operations to be carried out and must be of simple shape and defined by geographic coordinates.

6.7.Partial relinquishment during the second exploration period does not cause the Contractor’s work commitments defined in Article 4.3 to be reduced; the part of work not yet completed on the effective date of the partial relinquishment is carried over to the remaining part of the Delimited Area.

Article 7

INSUFFICIENCY OF EXPLORATION WORK

7.1.In the event of relinquishment of all of the Delimited Area, as described in Articles 6.1 or 6.2, and if Contractor’s work commitments as defined in Article 4, have not been met, Contractor is required to pay to the State, within thirty days after the effective date of the relinquishment, on the basis of provisions of Article 6.4, a compensation equal to the cost of the exploration commitments which have not been met at the date of the relinquishment.

7.2.Within thirty days of the expiration of either the first or the second exploration period defined in Article 3, Contractor presents to the Administration a detailed report, with appropriate supporting documents, on the work performed in the Delimited Area and on the corresponding expenditures.

7.3.If at the expiration date of any of the exploration periods, Contractor has failed to meet its work obligations as defined in Article 3, Contractor is required to pay to the State, within thirty days following the date of expiration of the period involved, a compensation corresponding to the value of the work not done, as estimated on that date.

7.4.In the event of a delay in the payment of the compensation due to the State under the terms of Article 7.1 and 7.3 these amounts due will bear interest, calculated from the day the payments were due until the date of payment by Contractor, at the annual discount rate of the Bank of Central African States (B.E.A.C.) plus three percentage points.

7.5.If the compensations estimated in Article 7.1 and 7.3 are less than those actually due, the difference, plus the interest defined in Article 7.6, calculated from the day on which these compensation payments should have been made, is paid to the State as soon as possible.

7.6.The amounts which have not been paid on the dates due are increased by a penalty interest defined by the annual discount rate of the, Bank of Central African States (B.E.A.C.) plus three percentage points.

Article 8

CONTRACTOR’S OBLIGATIONS DURING
THE EXPLORATION PERIODS

8.1.The Contractor furnishes all the necessary funds for the expenses required for the performance of the Petroleum Operations defined in the Annual Work Program.

The Contractor will perform the Petroleum Operations by using either its own materials, equipment and supplies or those acquired or rented to this effect, subject to the provisions of Article 10.3.

8.2.The Contractor is responsible for the performance of the Annual Work Programs. The work must be performed under the best conditions of cost and efficiency; in general, the Contractor will utilize all appropriate means for the execution of the Annual Work Programs under the best economical and technical conditions for the Parties, in accordance with the most appropriate practices generally accepted in the Hydrocarbon industry.

8.3.The Contractor agrees to take all practical measures in order to:

(a)ensure protection of the aquifers encountered:

•	while drilling, through proper cementing of the casing in the. wells,

when abandoning unproductive wells, by applying cement plugs so as to isolate the formations under pressure from other reservoir horizons and from the surface.

(b)carry out the tests necessary to determine the value of the Hydrocarbon shows encountered while drilling and the exploitability of any Fields discovered.

8.4.The facilities erected and work performed by the Contractor offshore under this Contract shall, according to their nature and the circumstances, be built, positioned, marked, buoyed, equipped and maintained in such fashion as to permanently allow free safe passage to navigation at all times in the waters of the Delimited Area.

Independently of the above provisions, in order to facilitate navigation, the Contractor shall install sound or visual devices approved or required by the competent authorities and maintain them to the satisfaction of said authorities.

8.5.At the time of construction and maintenance of the facilities necessary for the performance of the Petroleum Operations, the Contractor shall not disturb any previously installed cemetery or any existing building used for religious purposes.  Moreover, Contractor must not in any way cause any problem which may affect normal use of a building without the occupants’ consent.  The Contractor is required to pay due compensation for damage or disturbance thereby caused to Third Parties.

8.6.In application of the International Convention on the Pollution of Sea Water by Hydrocarbons signed in London on May 12, 1954, its amendments and implementation provisions, the Contractor undertakes to take all the necessary precautions to prevent marine pollution.

To this effect, the State may decide, in agreement with the contractor, on any additional measures it may deem necessary in order to ensure preservation of the marine zone.

8.7.Under similar conditions of price, quality, and delivery, Contractor agrees to use Gabonese companies for its procurement, work and service contracts.

For all contracts that may reach or exceed one million US dollars (US$ 1,000,000), the choice of companies shall be by call for bids.

A copy of all the contracts mentioned in the preceding paragraph concluded by the Contractor and pertaining to the Petroleum Operations will be addressed to the Administration as soon as said contracts are signed.

The Contractor will inform the Departments in charge of Hydrocarbons at least fifteen days in advance of the date, time and place of opening of the bids.  The person responsible for these Departments or his representatives may participate in the opening and examination of the bids.

The information made available to the participants in the opening and examination of the bids must be communicated at the same time to the Departments in charge of Hydrocarbons.

A list of all ‘the contracts concluded by the Contractor during each calendar quarter for performance of the Petroleum Operations is forwarded for information to the Administration, within fifteen days following the end of said calendar quarter.  For each contract, the subject and the amount, together with the name of the co-contracting party will be specified. The Contractor forwards to the Administration copies of the contracts which may be requested by the latter.

Article 9

RIGHTS IN CONNECTION WITH THE EXPLORATION PERIODS

9.1.Subject to the special provisions of the Contract, Contractor has the rights the exercise whereof affects the performance of the Petroleum Operations in the Delimited Area and to all possible facilities to that end.  These rights include specifically:

(a)Full responsibility for the administration, control, and conduct of all the Petroleum Operations;

(b)The option to exercise the rights and powers conferred by the Contract through independent agents and independent contractors whose salaries, expenses, and fees it pays in compliance with the regulations in force in Gabon on financial transactions and subject to the provisions of Article 8.7.

9.2.Subject to the regulations in effect and the provisions of Article 8.5, the Contractor will have the right to clear the land, to excavate, drill, bore, construct, erect, place, procure, operate, administer and maintain ditches, tanks, wells, trenches, excavations, dams, canals, water mains, plants, reservoirs, basins, offshore and onshore storage facilities, primary distillation units, first extraction gasoline separation units, sulfur plants and other facilities for the production of Hydrocarbons, in addition to pipelines, pumping stations, generator sets, power plants, high voltage lines, telephone, telegraph, radio systems and Other communications facilities, factories, warehouses, offices, sheds, houses for employees, hospitals, schools, premises, ports, docks, harbors, dikes, jetties, dredges, breakwaters, underwater piers and other facilities, ships, vehicles, railways, roads, bridges, ferryboats, airlines, airports and other transportation facilities, garages, hangars, workshops, foundries, repair shops and all related auxiliary services and, in general, all that which is necessary for performance of the Petroleum Operations.

The location of these facilities may be selected by the Contractor subject to the regulations and provisions of Articles 8.5, 13 and 14.

9.3.The agents, employees and representatives of the Contractor or of its subcontractors shall be allowed to enter or leave the Delimited Area and to have free access in keeping with their functions to all the facilities installed by the Contractor for performance of the Petroleum Operations.

Article 10

OWNERSHIP OF THE ASSETS

10.1.The real property such as wells, buildings and associated equipment, piers, roads, bridges, canals, ports, docks, dikes, jetties, water mains, pipelines, reservoirs, basins, railways, land, structures, warehouses, offices, plants and permanently-installed machinery and equipment purchased or built by the Contractor, as well as all movables thereby purchased or manufactured within the framework of the Petroleum Operations are the property of the State.

The Contractor may utilize at no charge said real property and movables within the framework of the Contract.  The Contractor may also use said property for other petroleum operations under other contracts to which it is a. party, subject to payment of a properly calculated rental price, approved by the Administration.  These proceeds are entered in the Petroleum Costs account and Will reduce said Costs.  They are paid to the State if the Petroleum Costs yet to be recovered correspond only to exploitation expenses.

The Contractor will contract, regarding these assets, on behalf of the State, all the necessary insurance policies, according to generally accepted practices.  The insurance premiums paid to this effect are included in the Petroleum Costs.  The indemnities collected in the event of claim are entered in the Petroleum Costs account and will reduce said Costs.  They are paid to the State if the Petroleum Costs yet to be recovered correspond only to exploitation expenses, unless they are allocated to replacement of lost or destroyed assets.

10.2.The provisions of Article 10.1 above are not applicable to assets belonging to Third Parties or Affiliated Companies and leased to Contractor under a lease or simple rental agreement.

10.3.Under equivalent economic conditions, Contractor commits itself to give priority to buying goods instead of leasing or renting.

For major equipment and facilities, before opting for purchase or lease, Contractor shall procure the opinion, suggestions and recommendations of the Technical Consulting Committee and submit its duly justified choice for the Administration’s approval.  This choice will become final after the approval from the Administration has been obtained.

At the time of review of the Annual Work Program and corresponding Budget, the Administration will designate the major equipment and facilities appearing on said documents, for which the Technical Consulting Committee must be consulted and the Administration’s approval requested.

Article 11

ACTIVITY REPORTS DURING THE EXPLORATION PERIODS

11.1.The State, through the Departments in charge of Hydrocarbons, will have access to all the original data in connection with the Petroleum Operations, such as geological, geophysical, petrophysical, drilling and exploitation reports, in addition to any technical, accounting and financial information which it may deem useful for the exercise of its power of verification.

11.2.Immediately after they have been prepared or obtained, the Contractor shall furnish the following reports or documents to the person responsible for the Departments in charge of Hydrocarbons:

(a)a copy of the geophysical survey and interpretation reports and a complete set of maximum processed seismic profiles on stable transparent material, such as “Mylar”; a copy of the magnetic tapes will be kept by the Contractor and made available to the person responsible for the Departments in charge of Hydrocarbons;

(b)a copy of the daily telexes on the wells being drilled and a copy of the spud-in and end-of-drilling reports for each well drilled, in addition to a complete set of all logs recorded in reproducible form;

(c)a copy of the reports on production tests performed and of any study pertaining to the commencement of production of a well;

(d)a copy of each core sample analysis report,

A representative portion of the cores or cuttings obtained at each well and samples of the fluids produced during the production tests will also be furnished within a reasonable period.  Any core samples and cuttings in the Contractor s possession at the time of expiration of the Contract will be delivered to the person responsible for Hydrocarbons.

11.3.During the second half of each month, the Contractor shall furnish to the Departments in charge of Hydrocarbons a report on the Petroleum Operations of the previous month.

11.4.Contractor is required to inform the Departments in charge of Hydrocarbons in the shortest possible time of any discovery of mineral substances and to report on any pertinent observations or information relative thereto.

11.5.The State is the owner of any original documents, reports prepared or obtained by the Contractor or samples relative to the Petroleum Operations, geological, geophysical, and petrophysical work, synthesis reports, well logs, even if in the Contractor’s possession, to be used within the framework of the Petroleum Operations.  The Contractor may retain copies of these samples, documents and reports for the requirements of the Petroleum Operations.

Each Party assumes the obligation, each as applicable to it, in its own behalf and in the behalf of the service companies or consultants working for it, to consider these documents, reports, Operations, studies and samples confidential and not to reveal them to Third parties without prior consent from the person responsible for the Departments in charge of Hydrocarbons.  This obligation continues, for the State, during the exploration periods defined in Article 3 and, in the event of total surrender, in application of the provisions of Article 6, until the effective date of said surrender, and, for the Contractor, even after the end of the Contract.

Each entity forming the Contractor may, without the consent of the other entities or of the Administration, disclose the following confidential information and data:

(a)To each company interested in good faith in the realization of an eventual transfer or of assistance in the framework of Petroleum Operations, after the undertaking by said company to keep this information confidential and to use it only for the realization of said transfer or assistance; or

(b)To any independent professional consultants operating within the framework of the Petroleum Operations, after obtaining from them a similar confidentiality agreement, provided that the Contractor reports immediately to the Administration the names of said consultants and the information and data disclosed thereto; or

(c)To any bank or financial institution with which the Contractor is attempting to obtain or obtains financing, after obtaining a similar confidentiality agreement from these concerns,

(d)When and insofar as the regulations of a recognized stock exchange require it, unless this is in conflict with the laws of Gabon.

(e)Within the framework of any contentious judicial, administrative or arbitrage procedure.

With prior written consent from the Administration, the Contractor may exchange with any interested party any confidential information or data of this type against other similar information or data.

Article 12

NATURAL RESOURCES

The Contractor shall have the right, if applicable, in exchange for payment of any applicable royalty and subject to compliance with the regulations in force and the provisions of Article 8.5, to remove and use the topsoil, fully-grown timber, clay, sand, lime, gypsum, stones (other than precious stones) and other similar substances which may be necessary for the performance of the Petroleum Operations.

The Contractor shall make reasonable use of such materials for the performance of the Petroleum Operations.

The Contractor may take or -use the water necessary for the Petroleum Operations provided that existing irrigation or navigation does not thereby suffer and that land, houses or watering points are not thereby deprived of their use.

Article 13

UTILIZATION OF LAND

13.1.The State will make available to Contractor for the needs of the Petroleum Operations, the State-owned land necessary for said operations.  The Contractor may construct and maintain, above and below grade, the facilities necessary for the Petroleum Operations.  The Contractor shall not request the use of said land unless it has a real need therefor and it shall refrain from claiming any land occupied by buildings or properties utilized by the Administration.  The Contractor shall compensate the State for any damage to the land caused by the construction, maintenance and use of its facilities.

Subject to the regulations in force, the Administration will authorize the Contractor to construct, use and maintain telecommunication systems and pipelines, above and below grade and along land which does not belong to the State, provided the construction, maintenance and use of these systems cause the least possible damage and that they are in accordance with the regulations.

13.2.In the event it is necessary -for the Contractor, in order to perform the Petroleum Operations, to occupy and use land belonging to private parties, the Contractor shall endeavor to reach an amicable agreement with the property owners to determine equitable compensation for the loss of use suffered.  In the event of disagreement, the Contractor shall inform the Administration which can:

either set a compensation to be paid by the Contractor, if the occupation of the land is of short duration.  The amount of the compensation will then take into account the effective use of the land by the landowner at the time of occupation.

or expropriate the land, in accordance with the applicable regulations, if the occupation is long-lasting or makes it henceforth impossible to resume the original use of the land.  The rights are acquired and recorded by the Government in the latter’s name but the Contractor is entitled to free use thereof for the Petroleum Operations for the entire duration of the Contract.  The costs, expenses and indemnities resulting from the expropriation procedure will be borne by the Contractor.

Article 14

UTILIZATION OF FACILITIES

14.1.The Contractor will have the right to utilize, under the provisions of common law, for the needs of the Petroleum.  Operations any railway, tramway, road, airport, landing field, canal, river, bridge or waterway and any telecommunication network, whether owned by the State or by private companies, against payment of any royalties in force or to be established by mutual agreement, in exchange for this use and their construction, operation and maintenance. The Contractor will also have the right to use for the Petroleum Operations any means of land, sea or air transportation, subject to the laws and regulations governing the use of such means of transportation.

14.2.The State will have the right in exceptional cases to use any transportation and communication facility installed by the Contractor, such as in case of national necessity due to national catastrophes, disasters, internal or external peril.  The Contractor shall make all its facilities available to the State at the latter’s simple request or requisition.  In such case, the request shall come from the Minister in charge of Hydrocarbons.

14.3.The State can construct, operate and maintain, above and below the land made available to the Contractor or along roads, railways, airports, landing fields, canals, bridges, flood Protection dams, police stations, military installations, pipelines and telecommunication networks, provided this does not compromise or significantly hinder the performance of the Petroleum Operations, except in case of national necessity.

Article 15

EXPIRATION OF CONTRACT AT THE END
OF THE EXPLORATION PERIOD

If, during the exploration periods, Contractor has made no discovery of Hydrocarbon deposits presumed to be commercially exploitable or declared as such and giving entitlement to an Exclusive Exploitation Authorization, the Contract is terminated at expiration of said period.

Expiration of the Contract will not relieve the Contractor of its contractual obligations arisen prior to the date of said expiration and not yet honored, entirely or in part, on said expiration day. The Contractor is required to meet these obligations in accordance with the regulations and the contractual provisions; the validity thereof is extended to this effect.

Article 16

DISCOVERY AND EXPLOITATION OBLIGATION

16.1.If the Contractor discovers Hydrocarbons, it shall notify the Administration in writing within ten days after completion of the tests making it possible to presume the existence of a field.

16.2.The commercial or presumed commercial nature of a Field is determined by the Parties.  The Parties shall meet to this effect and shall record their agreement on this matter in a jointly signed document.

16.3.To this end, Contractor is required to supply all information enabling the Administration to make a detailed review of the data relative to the discovered Field and to make its decisions in full cognizance of the facts as to the commercially exploitable nature of the discovery.  This information is to be supplied as it is obtained by Contractor.

16.4.Provided Contractor has met its commitments and obligations under the Contract, and especially Article 16.3, a Field considered to be commercially exploitable in application of the above provisions will entitle it .to an Exclusive Exploitation Authorization on the area involved which will be considered an Exploitation Area after the effective date of this Exclusive Exploitation Authorization and will be limited to the presumed size of the Field, projected to the surface, determined on the basis of available geological and geophysical data.

The Exclusive Exploitation Authorization is granted by official decision of the Minister of Hydrocarbons at Contractor’s request, filed in the form and terms of Article 17.1

16.5.If the Contractor makes several commercially exploitable discoveries within the Delimited Area, each of these will entail a separate Exclusive Exploitation Authorization corresponding to a separate Exploitation Area. However, for the requirements of Articles 24, 25 and 26.1, the overall production from the Exploitation Areas of the Delimited Area is taken into account.

16.6.The quantities of Hydrocarbons produced before a Field is declared commercially exploitable in application of the provisions of Article 16.2, will be measured in accordance with the provisions of Article 29 and will be subject to the provisions of Articles 24 to 26, with the exclusion of those used for the needs of the Petroleum Operations or lost, provided, however, that for these quantities the Contractor supplies to the Administration all useful explanations and justifications.

16.7.For any Field declared or presumed commercially exploitable in accordance with the provisions of Article 16.2, the Contractor assumes the obligation to perform all useful and necessary Petroleum Operations for exploitation of said Field.

The Contractor is required to inform the Administration in writing of the starting date of production as soon as this is effective.

After the award of an Exclusive Exploitation Authorization, the State shall not require that the Contractor continue exploitation of the corresponding Field if it provides evidence, on the basis of the technical information acquired on the Field and of accounting and financial justifications, of the non‑profitability of the exploitation.

In this case, the Exclusive Exploitation Authorization expires on the date on which the operations or the production are stopped and the corresponding Exploitation Area becomes free on said date.  The State has then the right to exploit the Field on its own, without being required to pay any indemnity to the Contractor.

16.8.Except for duly justified exceptional circumstances, if production from a Field has not begun within three years after the date of award of the Exclusive Exploitation Authorization, this authorization is canceled and the Contractor’s rights are considered voluntarily relinquished. Cancellation is pronounced by decree from the Minister in charge of Hydrocarbons.

Article 17

APPLICATION FOR EXCLUSIVE EXPLOITATION AUTHORIZATION
AND DELIMITATION OF EXPLOITATION AREAS

17.1.To obtain an Exclusive Exploitation Authorization, Contractor must file an application with the Minister in charge of Hydrocarbons.

The aforementioned application, as well as the attachments and data provided, must be written in French or must be accompanied by a duly certified translation.  They are to be dated and signed by the applicant.

The application, as well as the attachments and data provided, must be prepared in triplicate; the first two copies, one of which must have a stamp, are to be filed with the Directorate of Hydrocarbons, the- third is to be filed with the Minister in charge of Hydrocarbons.

The applicant must prove his identity and indicate the elected domicile; if the applicant is acting as a proxy, it must prove its identity, its domicile and its powers.

The applications presented in application of this Article must provide, for all companies making up the Contractor, information concerning their registered offices, authorized capital and the full names, nationalities, titles, and addresses of the persons making up, according to the bylaws, the management, the administration and the board of these companies and persons with signatory power.

Any application filed for a company must include the powers of attorney of the person(s) who signed the application, as well as a certified copy of the bylaws of the company, of the certificate of its incorporation and of the balance sheets of the last three financial years.

The application must include:

•	the proposed limits of the Exploitation Area, which must be strictly confined to the presumed size of the Field discovered, as projected to the surface;
•	supporting documents (geological and geophysical interpretations, wireline logs, etc.) used as basis for determination of the presumed extent of the Field;
•	the provisional estimate of recoverable reserves and the annual production of the Field;
•	a plat of map on a scale of 1:200,000 showing the geographic boundaries of the Area of the application;
•	a report summarizing the results of the exploration efforts carried out in the Delimited Area and providing the location, a description and the characteristics of the Field;

•	a general outline of the development plan for the Field and an estimate of the capital expenditure required for the development and the exploitation of the Field;
•	a provisional program for the training of Gabonese Nationals.

17.2.Any later modification in the bylaws, legal form or capital of the companies forming the Contractor, as well as any change of the individuals mentioned in the fifth paragraph of Article 17.1, must be reported without delay to the Minister in charge of Hydrocarbons and to the person responsible for the Departments in charge of Hydrocarbons.

The Contractor is to send annually to the aforementioned copies of its constituent entities’ balance sheets and accounting records submitted for approval to their stockholders’ meetings and any reports from their management and administration presented at these meetings to this effect.

17.3.The right to obtain an Exclusive Exploitation Authorization will remain in effect only if the application is received by the Administration within six months after the date of the signature of the document specified in Article 16.2 and, in any case, before the expiration date of the second exploration period.  If a reply is not received within the above-mentioned time frame after receipt of the application, the latter is considered accepted by the Administration.

17.4.The applications for renewal of the Exclusive Exploitation Authorization mentioned in Article 18.1 must be presented not later than 90 days prior to the expiration date of the previous Exclusive Exploitation Authorization under the same forms as those set forth in Article 17.1.

17.5.If, during the course of the year following the award of an Exclusive Exploitation Authorization, the extensions of the Field appear to be greater than those of the Exploitation Area, the Minister of Hydrocarbons will grant by Edict to the Contractor, at the latter’s request, within the framework of the previously granted Exclusive Exploitation Authorization, an additional surface area such that the entire Field may thus be covered, on the condition, however, that said additional surface area is part of the initial Delimited Area.  The Contractor may not benefit from such an extension if the surface area in question has already been awarded to a third party or is the subject of an application for award then being reviewed.

Article 18

TERM OF VALIDITY OF THE EXCLUSIVE
EXPLOITATION AUTHORIZATION

18.1.The Exclusive Exploitation Authorization is granted to the Contractor through Edict by the Minister in charge of Hydrocarbons; it will go into effect on the date of the award. Its maximum duration is ten years.

If, at the end of ten-year term, commercial exploitation of an Exploitation Area is still possible, the Exclusive Exploitation Authorization for that Exploitation Area is renewed at the Contractor’s request, through Edict from the Minister of Hydrocarbons for a maximum of five years, provided that the Contractor has met its obligations and commitments under this Contract.

The Exclusive Exploitation Authorization is renewed a second time for a maximum of five years, under the same conditions as stated above.

When a renewal is considered and taking into account the financial results obtained by the Parties during the preceding Period, said Parties may agree to new provisions for Articles 24 through 26.

18.2.At any time, the Contractor may relinquish an Exclusive Exploitation Authorization.  The Contractor must inform the Administration by letter of its decision to relinquish it and this renunciation will become effective sixty days after receipt of this letter, unless the Administration agrees to a closer date of effectiveness of said renunciation. In the event of relinquishment, the Exploitation Area becomes free on the effective date of the relinquishment.

18.3.The Contract expires on the date of expiration of the last Exclusive Exploitation. Authorization or, when applicable, on the effective date of the above-mentioned relinquishment; however, the Parties are not released from their contractual obligations arisen prior to exploitation of the Contract which may not yet have been honored, entirely or in part, on the date of said expiration.  The Parties are required to comply with the regulations and contractual provisions; the validity of these is extended to this effect.

Article 19

STATE PARTICIPATION

19.1.As soon as a Field is placed on production, the State automatically participates, at a rate of 7.5 percent, in the rights and obligations deriving from the Contract, unless it expressly waives the right to participate within ninety days after the above-mentioned production starting date.

The State participates, at the above-mentioned percentage, in the Petroleum Costs regarding development and exploitation of the Exploitation Area, except for any exploration expense.

If the State wishes to take an additional interest, it will inform the Contractor in writing, specifying the percentage interest which it decides to hold.  The conditions for acquisition of the additional interest are mutually agreed upon between the Parties.

19.2.The State may at any time transfer to an entity of its choice all or part of its interest.

This state may, however, transfer its interest only to a company controlled by the State or to a company with a well-established technical and financial reputation; if the assignee is a subsidiary, or a branch office, the State will assure that the parent company guarantees its commitments as per provisions in Article 46.2.  The Contractor will be consulted prior to any transfer of interest.

The rights and obligations arising from the partnership agreements binding the entities comprising the Contractor must in no event limit the State’s rights or aggravate its obligations under its participation, nor shall they decrease the extent or effects of said participation.

19.3.As from the date on which production begins, the State reimburses, in cash or in kind, its share of the Petroleum Costs incurred for development since the award date of the Exclusive Exploitation Authorization to the companies forming the Contractor, in addition to the sums corresponding to the calls for funds for the Petroleum Costs advanced by the other partners for the exploitation costs.

The above-mentioned choice of payment is exercised by the State through letter addressed to the Contractor within ninety days; failing this, it is considered having opted for payment in kind.

If the State chooses to pay in cash, payment will be made from the net proceeds from the sale of the production share to which it is entitled as a result of its participation, in accordance with the provisions of Article 41.

If the State chooses to pay in kind, payment will be made at the end of each calendar month, by turning over a portion of the production to which it is entitled as a result of its participation.

Whatever the method of payment, the amount to be paid by the State is limited to seventy percent of the net production, or as the case may be, of the portion of the production to which it is entitled as a result of its participation during the calendar month considered.  The unpaid balance, if any, is added to the payments owed at the end of the following month; this carrying forward shall not, however, cause the above-mentioned seventy percent limit to be exceeded. Consequently, the total of any balances and of subsequent calls for funds is obligatory only to the above limit, and the surplus will be carried forward and paid under the same conditions defined hereinabove.

Payments made on behalf of the State which have not been recovered by Contractor, constitute a credit due to the Contractor and can be recovered without limitations from the last lifting preceding the expiration of the Contract.

For the purposes of this Article, the quantities of Hydrocarbons turned over as payment by the State will be calculated at the “Fixed Price” defined in Article 27.

19.4.The Contractor will keep up-to-date a “State-Participation” account.  This account will be debited with the Petroleum Costs that are attributable to the State by reason of the period prior to its assumption of its participation, as well as at the end of each calendar month, of its monthly share of the Petroleum Costs.  The account is credited, at the end of each calendar month, by the Fixed Price of the Hydrocarbons delivered as payment by the State for said month and by the amounts paid by the latter.

The payments owed by the State as reimbursement of its share of Petroleum Costs for development and exploitation, are increased, if applicable, by simple interest calculated at the annual discount rate of the Bank of Central African States (B.E.A.C.).

Article 20

DEVELOPMENT PROGRAM

20.1.Within one hundred and eighty (180) days after the award of an Exclusive Exploitation Authorization, the Contractor must prepare and submit to the Administration for approval a detailed development and production program specifying notably:

•

item by item, the equipment and operations necessary for placement into production, such as the number of development wells, the number of platforms, the pipelines, the production, processing, storage and loading facilities required;

•	the corresponding cost estimates;
•	the projected schedule for performance of the above-mentioned work, equipment and facilities;
•	the estimated production starting date;
•	the estimate of recoverable reserves and annual Production.

This development and production program must have been examined by the Technical Consulting Committee. in accordance with Article 2.2, before being submitted to the Administration together with the Committee’s advice, suggestions and recommendations.

20.2.If the Administration believes that modifications to the above-mentioned development and production program are necessary or desirable, it must inform the Contractor in writing, specifying the modifications which it requests, supported by those justifications which it may deem useful.

The Administration and the Contractor will then meet, as soon as possible, in order to examine the changes requested and prepare, through mutual agreement, the program in its final form. This program is considered approved on the date of said agreement.

In any case, the parts of the program for which the Administration did not request changes will be considered approved and the Contractor will be able to realize them within the initially planned periods of time.

If, at the time of expiration of the above-mentioned term, the Administration has not presented to the Contractor any request for modifications, the program is considered approved.

Article 21

OBLIGATIONS OF THE CONTRACTOR DURING
THE DEVELOPMENT AND EXPLOITATION PERIODS

21.1.Unless otherwise stipulated, Articles 5, 8, 10, and 11 of the Contract are applicable, mutatis mutandis, to Petroleum Operations conducted within the scope of the Exclusive Exploitation Authorizations.

21.2.Upon obtaining an Exclusive Exploitation Authorization, the Contractor agrees to proceed with diligence to drill the necessary development wells with such intervals between wells as to guarantee maximum economic recovery for the Parties, of the Hydrocarbons contained in the Field, in keeping with internationally accepted good practices in the Hydrocarbon industry.

Except for duly evidenced unusual circumstances, the Contractor must start these development operations no later than six months after acceptance by the Administration of the development and production program defined in Article 20.

21.3.In the performance of its production operations, the Contractor is required to observe all the internationally accepted standards and practices of the Hydrocarbon industry which make it possible to obtain optimum economic recovery of Hydrocarbons contained in the Field for the Parties.

21.4.The Contractor is required to proceed, as soon as technically feasible, with enhanced recovery program studies for the Field and to implement at the appropriate time this process if, under economic conditions acceptable to the Parties, it can lead to an improvement in the rate of recovery of the Hydrocarbons contained in the Field.

21.5.The Contractor agrees to provide the Administration with all the reports, studies, results from measurements, tests and trials, and documents which make it possible to verify the proper exploitation of the Fields in order to guarantee that the exploitation is being conducted in the proper conditions, in particular, in the light of the above provisions.

particular, it is required to carry out the following operations on each producing well:

•	measurement of the production of Hydrocarbons daily, monthly and annually;
•	monthly control of the gas-oil ratio;
•	annual measurement of reservoir pressure, on a carefully selected group of wells, representing at least one half of the wells in the Field.

The Contractor is required to implement every recommendations made by the Administration, in agreement with the Contractor, on the subject of conservation of the Fields and to comply with the regulations in effect regarding pollution and the safety of property and persons.

21.6.The Contractor is required to annually produce from each Field quantities of Hydrocarbons in accordance with generally accepted international Hydrocarbon industry practices, in particular in applying the standards for proper conservation of the Fields making optimal recovery of the Hydrocarbon reserves possible in minimal economic conditions for the Parties.

21.7.The Contractor contributes annually to a Hydrocarbon Support Fund created for the purpose of developing petroleum research in Gabon.  Contractor’s contribution to the Hydrocarbon Support Fund is calculated on the basis of the Total Available Production equal to the C.F.A. Franc equivalent of US$ 0.05 per Barrel produced.  This contribution will not be included in the Petroleum Costs.

The Hydrocarbon Support Fund will be managed by the Minister of Hydrocarbons.

Article 22

CONTRACTOR RIGHTS IN CONNECTION WITH
EXCLUSIVE EXPLOITATION AUTHORIZATIONS

22.1.Unless otherwise stipulated, Articles 9, 12, 13 and 14 of the Contract are applicable mutatis mutandis to Petroleum Operations conducted within the scope of Exclusive Exploitation Authorizations.

22.2.The Contractor is entitled, subject to regulations in effect, to build, utilize, operate and maintain all the Hydrocarbon production, storage and transportation facilities which are necessary for the production, transportation, delivery and loading of the products extracted, subject to the provisions of Article 10.3.

22.3.If no available or sufficient evacuation means exist, the Contractor can, under the conditions set forth by the regulations, construct a pipeline that will allow it to evacuate the production.  To that end, the Contractor will submit for the approval of the Administration, and before the commencement of any work, plans corresponding to the layout it has established and to the projected location of all the pipelines it intends to build.  All the pipelines crossing or running along roads or thoroughfares (other than those reserved for the Petroleum Operations) shall be built so as not to obstruct traffic.  The conditions of transportation and the safety regulations for these structures will comply with the applicable regulations in force.

22.4.Within the limits of available capacity not used by the Contractor and at normal and nondiscriminatory prices, Contractor is required to allow free use by Third parties of the Hydrocarbon transportation, processing and storage infrastructures set up for the needs of the Petroleum Operations.

The pricing conditions applied shall be duly evidenced and submitted for approval to the Departments in charge of Hydrocarbons.  The rate is to be established so that it permits recovery of the cost of operation of the installation, including a portion of the cost price of the facilities at least equal to the fiscal depreciation in effect or usually applied in Gabon and computed on the original acquisition value, plus a reasonable profit margin representing remuneration for the capital invested for the construction of the given infrastructure.

Article 23

PRODUCTION MARKETING OBLIGATION

23.1.As soon as the production of a Hydrocarbon Field becomes regular, Contractor is required to make every effort to ensure the best valorization of the extracted product such that the marketing of the share of these products to which it is entitled does not unfavorably affect the prices of Gabonese Hydrocarbons on the international market.

23.2.The Contractor is required to make every effort so that the prices obtained for exported Gabonese Hydrocarbons are in agreement with those existing on the international market at the time of the sale, for equivalent duality, quantity, freight and payment terms.

Article 24

RECOVERY OF PETROLEUM COSTS

24.1.The Contractor is entitled to recover the Petroleum Costs it has defrayed within the Delimited Area, by lifting a portion of the Hydrocarbon production exclusively from that area.  The recovery of Petroleum Costs may not in any case be achieved by drawing on the production of Hydrocarbons from Fields outside the Delimited Area.

For the application of the foregoing paragraph, the Contractor shall keep a Petroleum Cost Account, in compliance with Article 26.9 and the Accounting Agreement.

24.2.Contractor is entitled to recover the Petroleum Costs after production begins and as production progresses.

This cost recovery right gives the Contractor the right to lift a portion of the Net Production.  These liftings are limited to the balance of the Cost Account, and, for any Calendar Year, shall not exceed seventy (70%) percent of the Net Production obtained during said year.

The Hydrocarbons lifted by Contractor under the provisions of this Article are valued at the “Fixed Price” as defined in Article 27, for the purposes of the Petroleum Cost Account mentioned in Article 26.9.

24.3.The State will enjoy a preference right on the quantities of Hydrocarbons to which the Contractor is entitled within the scope of the recovery of Petroleum Costs, when these quantities are offered to Third Parties.

For the purposes of the application of the above provisions, the quantities of Hydrocarbons that are given over within the scope of exchanges required by technical constraints inherent in the Contractor’s facilities, or that are intended to save time and transportation efforts, will not be considered as sales to Third Parties but on the condition that the quantities exchanged are actually intended for meeting the Contractor’s needs or those of its Affiliated Companies.

In exchange for the quantities of Hydrocarbons that are purchased in application of the above provisions, the State will pay to the Contractor a sum equal to the product of said quantities times the price agreed to by the Parties.  This price is determined by reference to prices found on the international market at the time of the sale, for equivalent quality, quantity, freight and payment terms.

The amounts paid by the State to the Contractor within the scope of the preference right stipulated above will be posted to the credit of the Petroleum Cost Account, these therefore being considered as having been recovered in cash.

24.4.When the State exercises its preference right stipulated in Article 24.3, the Contractor will send to the Administration, no later than fifteen days following the date of the loading of the quantity of Hydrocarbons given over to the State, the corresponding invoice made out in United States dollars.

Within ninety days following the reception of that invoice, the State will effect payment in freely exchangeable currency, according to the regulations in force.  The amount due will be paid into the Contractor’s account in a bank established in Gabon.  Should the State not make payment in the above time frame, the amount due will carry an annual interest rate that is at most equal to the discount rate of the Bank of Central African States (B.E.A.C.)?  If payment of an invoice is not made by the State within the above mentioned time frame, the preference right of the State is suspended for as long as the last invoice remains unpaid.

Regardless of the means employed to recover Petroleum Costs, by drawing from the Hydrocarbons in conformity with Article 24.2, by cash payments in application of Article 24.3, or by a combination of these two methods, the total recovery, during a Calendar Year, expressed in terms of the quantity of Hydrocarbons, may not, for any reason, exceed the percentage of the Net Production for that Calendar Year set in Article 24.2.

24.5.If in the course of a Calendar Year the Net Production from the Delimited Area fails to permit the Contractor to recover Petroleum Costs in application of the provisions of Articles 24.1 to 24.5, the amount of Petroleum Costs that are not recovered in that Calendar Year will be carried forward to succeeding Calendar Years until full recovery of the Petroleum Costs or expiration of the Contract.

24.6.In the event of the discovery in the Delimited Area of deposits producing Hydrocarbons of differing quality, the recovery of the Petroleum Costs shall be by payment in kind or payment in cash in accordance with this Article, by taking into account each of the qualities, proportionally to the Total Available Production.

Article 25

PRODUCTION SHARING

25.1.After deduction by the Contractor on a part of the Net Production for the recovery of the Petroleum Costs in application of the provisions of Article 24, the Remaining Hydrocarbon Production is shared between the State and the Contractor in the following terms:

(a)When the average daily Total Available Production from the Delimited Area for a given calendar month is equal to or less than ten thousand (10,000) Barrels, the Remaining Production is shared between:

•	the State:fifty (50%) percent
•	the Contractor:fifty (50%) percent.

(b)When the average daily Total Available Production from the Delimited Area for a given calendar month is greater than ten thousand Barrels and equal to or less than twenty-five thousand (25,000) Barrels, the Remaining Production is shared between:

•	the State:fifty-five (55%) percent
•	the Contractor:forty-five (45%) percent.

(c)When the average daily Total Available Production from the Delimited Area for a given calendar month is greater than twenty-five thousand Barrels, the Remaining Production is shared, between:

•	the State:sixty (60%) percent
•	the Contractor:forty (40%) percent.

In the event of a discovery in the Delimited Area of Hydrocarbons of different qualities, the sharing between the State and Contractor of the Remaining Hydrocarbon Production is made separately for each quality, proportionally to the Total Available Production.

The Contractor is entitled to its share of Hydrocarbons from the start of the production and as it develops.

25.2.The State draws its share of the production as defined in Article 25.1 above, in kind.

However, the Contractor is required, when requested by the State, .to sell all or part of the latter’s share of Hydrocarbons under the terms of the above-mentioned Article and reimburse the State. In this case, Contractor will make its best effort to obtain a sales price on the market at least equivalent to the “Fixed Price” defined in Article 27.  When this operation occurs, Contractor will receive a sales commission in an amount established by mutual agreement with reference to the applicable customary business practice.

In the event Contractor is unable to sell the State’s share of the production at a price at least equal to the “Fixed Price”, Contractor will inform the State of the best price proposed.  The State will then inform Contractor whether it accepts the sale price Contractor can obtain or prefers to receive the quantities involved in kind.

25.3.The State may request payment of the proceeds from sales of its production share made by the Contractor in the foreign currency of its choice.  The choice of payment currency shall be made known to Contractor at the time of the request mentioned in Article 25.2, second paragraph.  In the absence of notification, payment shall be made in the currency in which the “Fixed Price” defined in Article 27 is expressed.

25.4.The State has a preference right on the Contractor’s share of production defined in Article 25.1, under the same conditions and following the same procedures as those set forth in Articles 24.5 and 24.4.

Article 26

FISCAL SYSTEM

In connection with the Petroleum Operations performed in the Delimited Area, the Contractor is subject to the following taxes and royalties:

(a)the bonuses specified in Article 28; these are payable in cash;

(b)a proportional mining royalty, during the production phase, the rates of which are defined as follows:

•	three percent (3%) when the Total Available Production during a calendar month is equal to or less than five thousand (5,000) Barrels per day;
•	six percent (6%) when the Total Available Production during a calendar month is greater than five thousand (5,000) and equal to or less than seven thousand five hundred (7,500) Barrels per day;
•	nine percent (9%) when the Total Available Production during a calendar month is greater than seven thousand five hundred (7,500) and equal to or less than ten thousand (10,000) Barrels per day;
•	twelve percent (12%) when the Total Available Production during a calendar month is greater than ten thousand (10,000) and equal to or less than fifteen thousand (15,000) Barrels per day;
•	fifteen percent (15%) when the Total Available Production durng a calendar month is greater than fifteen thousand (15,000) and equal to or less than twenty‑five thousand (25,000) Barrels per day;
•	seventeen point five percent (17.5%) when the Total Available Production during a calendar month is greater than twenty‑five thousand (25,000) Barrels per day;’

The total Available Production subject to the proportional mining royalty is reduced by the following quantities:

(1)quantities lost or burned at the time of the production tests or at the production, gathering or storage facilities on the Exploitation Area, provided that the Contractor has abided by the applicable regulations and the guidelines and recommendations of the Administration on this matter;

(2)reinjected into the Field of the Exploitation Area;

(3)used for preparation of drilling fluids for the requirements of the Delimited Area;

(4)used for operations performed, after drilling, on wells of the Field of the Exploitation Area;

(5)consumed in the turbine engines providing the energy used:

(i)to drive the necessary pumping units on the wells of the Field of the Exploitation Area,

(ii)to gather the Hydrocarbons on the Exploitation Area,

(iii)to operate the drilling facilities established on the Delimited Area for the requirements of said Area.

The quantities lifted or used downstream from the point where the Total Available Production is discounted for the above-mentioned requirements are acceptable deductions from the proportional mining royalty base only after exceptional authorization from the Administration, issued upon justified request from the Contractor.

The proportional mining royalty is paid either in kind or in cash, at the State’s option.  If the latter has failed to let its choice be known, it will be considered having opted for payment in cash.

When the proportional mining royalty is paid in cash, it is computed on the FOB value of the Hydrocarbons.  For determination of this FOB value, the price adopted is the “Fixed Price” defined in Article 27.

Payment in cash of the proportional mining royalty is made to the office of the tax collector not later than the twenty-eighth of each month, on the basis of the average monthly production of the preceding calendar quarter.  Adjustment is made not later than January 28th of each year, for the preceding Calendar Year, on the basis of the taxable Total Available Production of said year and of the corresponding “Fixed Price”.

At the start of production and during the period when the above-mentioned average monthly production cannot be determined, the amount of the royalty is calculated on the basis of the effective production of each month considered and is paid within the same above-mentioned periods of time.

If the State wishes to receive in kind all or part of the proportional mining royalty, it advises the Contractor in writing to this effect at least one hundred eighty days in advance, specifying the quantity which it wishes to receive in this form during the period considered.

The proportional mining royalty is not included in the Petroleum Costs.

(c)the annual surface royalty set forth by the regulations in effect.  This royalty, included in the Petroleum Costs, is paid in cash, in advance and per full Calendar Year, on the basis of the surface area held on January 1st of each year and, for the first year, on the surface area held on the Effective Date7.

(d)the duties and taxes collected at the time of importation by the Customs Administration, such as defined in Article 34;

(e)The Tax on Profits and Revenues (Corporate Tax), which each entity forming the Contractor has to pay and which is calculated applying the general tax rate in force and in accordance with the provisions of Article 26.1.  Payment of the Corporate Tax is made to the appropriate tax administration, by the State, for the account of the above mentioned entities.  In accordance with Article 26.3, this quantity is included in the portion due to the State under provisions of Article 25.1.

The Corporate Tax thus due for a given Calendar Year and paid to the State in kind, is determined on the basis, notably, of the gross revenue consisting of the turnover from the quantity of Hydrocarbons available thereto in application of Articles 24 and 25, or their equivalent in cash, as well as from the quantities delivered to the State as payment for the Corporate Tax and, on the other hand, from deductible expenses, including the bonuses as defined in Article 28, the cost of materials, interests, and payments into the Hydrocarbon Support Fund, as defined in Article 21.7, as indicated and defined in the tax laws in effect and in Article 26.1.  The pertinent taxable profit is that from the Annual Statistical and Fiscal Declaration mentioned in Articles 26.4 and 26.5.

26.2.In regards to the fiscal and customs regulations, each company which makes up the Contractor is treated as a distinct entity.  However, if one of these units does not meet its fiscal obligations resulting from this Contract, the other entities will be substitutes thereof.

26.3.The quantity of Hydrocarbons which the State receives during any Calendar Year in application of Article 25.1 includes:

(a)the part representing the mining rights other than the annual surface royalty and the proportional mining royalty as defined in Article 26.1 above;

(b)and, in accordance with the provisions of the above Article 26.1 e), the part which represents .the corporate tax to be imposed on the companies which make up the Contractor of the Hydrocarbon operations carried out in the Delimited Area, and computed at the rates defined in the tax laws in effect.

26.4.Each company forming the Contractor will keep, by Calendar Year, separate accounting records for the Petroleum Operations, rendering it possible to determine, in particular, the profit and loss balance statement and a detailed balance sheet showing both the results of said operations and the assets and liabilities pertaining and related thereto.  This accounting system must be in compliance with the applicable regulations in effect in Gabon, such as the General Accounting Plan for Companies.  It has to include, in particular, all the data required for the preparation of the Annual Statistical and Fiscal Statement and its attachments.

26.5.Each of the companies forming the Contractor is required to deliver to the person responsible for the Departments in charge of Hydrocarbons, not later than April 30 of each year, a copy of the tax return regarding the Corporate Tax pertaining to the previous Calendar Year, such as required by the applicable tax regulations.

The profit and loss account and the balance sheet must clearly show the amount of amortization and of write-offs done during the year.  As far as the expenditures which have not yet been amortized are concerned, these amortizations are calculated and accounted for as the difference, if it is positive, between the maximum of the Cost Recovery Account as defined in Article 24.2 and the total of the charges debited to the profit and loss account.

26.6.The Tax Administration, after examining the above-mentioned documents, will issue to each one of the companies forming the Contractor, within sixty days after the date of presentation, the originals of the tax statements and all other documents certifying that it has met its fiscal obligations resulting from the applicable regulations, subject to the Administration’s rights to audit and recovery set forth by the regulations in force.

Regarding tax regulations, the value of Hydrocarbons available to the Contractor during a Calendar Year, in application of Articles 24 and 25.1 is considered as representing the recovery of Petroleum Costs and the net profit after Corporate Tax:

26.7.Apart from the bonuses defined in Articles 28.1 and 28.2, the taxes, rights and royalties established in Article 26.1, the duties and taxes collected by the Customs Administration, as established in Article 34, the contribution to the Hydrocarbon Support Fund, established in Article 21.7, payments made under Provisions of Article 39 and, with the exception of the property tax on structures due under common law on residential buildings, the Contractor is exempted, in connection with the Petroleum Operations, from any other taxes, royalties, duties, imposts and contributions.

The Contractor’s suppliers, subcontractors, service contractors and Affiliated Companies are exempted from the domestic Turnover Tax and the tax on transactions due on sales made, work performed and services rendered within the framework of the Contract.

The profit earned by the companies forming the Contractor within the framework of the Petroleum Operations is exempt from any tax and withholding at the source due in connection with distribution to stockholders or partners or allocation thereof.

When by mistake, one of the companies forming the Contractor has been assessed with taxes, duties, imposts, withholding or royalties from which it is exempted in application of the provisions of this Article, it may charge the amount thereof to the Petroleum Costs, if it is not released from this payment obligation one year after filing a claim to this effect with the proper Administration.  This charge is subject to written prior approval from the Minister of Hydrocarbons, so that the grounds thereof may be verified.

The above-mentioned exemptions are not applicable to duties and taxes due for services rendered by Gabonese Administrations, communities and public institutions used by the Contractor.  However, the rates applied to the Contractor, its contractors, carriers and clients, and its agents must correspond to the magnitude of the services rendered and be non-discriminatory.

More specifically, the Contractor will still be subject to local, municipal and port charges in effect; however, the rates thereof must not be discriminatory in regards to the Contractor with respect to those applied to companies conducting similar activities.

26.8.Assignments of any nature between the companies signing the Contract and their Affiliates are exempted from all duties and taxes due in this connection to the Registration Administration.

26.9.Concurrently with the obligation to keep an accounting system in accordance with that established by the applicable regulations and the provisions of the Contract, the Contractor will keep a Petroleum Costs Account in which to enter, on one hand, all the recoverable expenses, pursuant to the provisions of the Contract and of the Accounting Agreement, incurred for the requirements of the Petroleum operations, as they are actually incurred and, on the other hand, the recovered amounts of the Petroleum Costs, as this recovery takes place, in addition to receipts and proceeds of any nature to reduce or deduct from the Petroleum Costs, as they are collected.

The Petroleum Costs Account shall be subdivided into subaccounts making it possible specifically to show:

(a)exploration expenses:  payments of any nature coru1ected with geological, geophysical, drilling well equipment and production testing operations (as well as all related operations) aimed at discovering Hydrocarbons;

(b)appraisal expenses: payments of any nature connected with geological, geophysical, drilling, well equipment and production testing operations aimed at determining if the Field discovered is commercially exploitable and at determining its boundaries;

(c)development expenses: payments of any nature, such as:  drilling, well equipment and production testing, installation of platforms and pipelines and all other operations performed for the production, transportation, processing and storage of Hydrocarbons at the loading terminal;

(d)exploitation expenses: payments of any nature connected with the study, the management and the execution of operations directly or indirectly connected with

Hydrocarbon exploitation and maintenance of production, processing, storage and transport facilities.

In order to be considered as Petroleum Costs, the above-mentioned expenses must be strictly necessary for the requirements of the Petroleum Operations and must meet the criteria stated in the Accounting Agreement.

Expenses incurred in connection with non‑deductible costs, those the recovery of which is excluded by express provisions of the Contract or of the Accounting Agreement, those of a sumptuary or exaggerated nature, gratuities not authorized by the regulations and, in general, all those expenses which are not required for proper management of the Petroleum Operations, are not recoverable; consequently, they must not be debited to the Petroleum Costs Account.

At any time, the balance of the Petroleum Costs Account shall show the amount not yet recovered by the Contractor.

The practical methods for application of the provisions of this Article 26 are defined in the Accounting Agreement, Attachment No. II of the Contract.

26.10.The Petroleum Costs account is debited notably for the expenses linked to:

(a)construction, manufacturing, creation, realization, purchase, renting, maintenance and repair of the assets, including consumable materials;

(b)exploration and research;

(c)taxes, rights and duties assessed and paid in Gabon;

(d)personnel and personnel environment;

(e)services rendered by Third Parties, Affiliated Companies and companies constituting the Contractor, including technical assistance;

(f)insurance policies subscribed and settlements of damages;

(g)legal costs;

(h)interest, agios and financial charges paid to creditors, for their real amount and insofar as the loans and debts to which they are linked are necessary for the Petroleum Operations and correspond to a real financing need for these Operations.

However, the expenses of such nature are not chargeable to the Petroleum Costs, giving right to recovery, according to articles 24, 26.9, in the following cases:

•	in general, when the loans and debts to which they are linked are not necessary for the financing needs of the Petroleum Operations;

•	when they are linked to the loans and debts of the Contractor, which may be contracted for financing prospection and exploration operations;
•	when they are linked and up to the portion of the loans and debts which exceeds of the amount of development and production expenses.

The interest paid to shareholders, Affiliated Companies and companies constituting the Contractor for the amounts thereby lent or advanced are admitted within the same limits and under the same conditions as hereinabove, but, moreover, within the maximum limit of the interest computed at the annual discount rate of the Banque des Etats de l’Afrique Centrale plus two points.

(i)the exchange losses incurred in connection with the Contractor’s loans and debts, under the same conditions and following the same procedures as those provided in paragraph h) hereinabove.

Moreover, the Contractor should not be covered against exchange losses or loss of profits arising from risks pertaining to the origin of the Contractor’s own funds and to self‑financing, and the losses which may be thus incurred cannot, in any case, be considered as Petroleum Costs; they can, consequently, neither be entered in the Petroleum Costs account nor give right to recovery.  The same provisions are applicable for insurance premiums and costs of policies which the Contractor would have subscribed to cover such risks.

The exchange losses incurred and directly linked to claims concerning Petroleum Operations and directly handled in foreign currency are also chargeable to the Petroleum Costs;

(j)the costs incurred for controls and verifications made by the Administration;

(k)overhead expenses, under the conditions provided in the Accounting Attachment.

Payments made for costs, charges or expenses not directly to the Petroleum Costs. This concerns notably payments made for:

(a)costs of capital increase;

(b)marketing costs;

(c)costs related to the period prior to the Effective Date;

(d)costs of independent audits paid by the Contractor within the framework of particular relations between the companies constituting the Contractor;

(e)bonuses and Hydrocarbons Support Fund provided by articles 21.7 and 28;

(f)costs incurred for meetings, studies and works realized within the Joint Operating Agreement between the companies forming the Contractor;

(g)interest, agios and financial charges which do not meet the conditions set forth in paragraph 1, h) .hereinabove and in Article 1.4;

(h)any exchange losses which may be incurred and which do not meet the conditions set forth in paragraph 1, (i) hereinabove;

(i)exchange losses which constitute losses of arising from risks connected with the origin Contractor’s own funds and self-financing, such forth in paragraph 1, (i), 2nd part hereinabove.

The following shall be deducted from the Petroleum Costs:

(a)the proceeds from the quantities of Hydrocarbons which belong to the Contractor according to the provisions of article 24, by the corresponding Fixed Price, such as defined in Article 27;

(b)the amounts which may be received for the recovery of Petroleum Costs, according to the provisions of Article 24.3;

(c)all other related, closely related or accessory receipts, revenues, proceeds and profits, directly or indirectly linked to the Petroleum Operations and such as enumerated in the Accounting Attachment.

26.11.The Accounting Agreement, which is an integral part of the Contract, establishes, although not mentioned in the Contract, the definition and nature of the expenses to be considered as Petroleum Costs, those which do not entail recovery and, limitations of the amount of the expenses which may entail entry in the Petroleum Costs.  It establishes the Contractor’s obligations regarding procedures and presentation of accounting records for the Petroleum Costs, reports, minutes, statements and information to be furnished to the Administration.

Article 27

VALORIZATION OF HYDROCARBONS

27.1.The quantities of Hydrocarbons,

•	drawn for the recovery of the Petroleum Costs according to provisions of Article 24,
•	representing the proportional mining royalty mentioned in Article 26.1, b,

•	constituting the Contractor’s gross revenue specified in Article 26.1,e, second paragraph,
•	representing the State’s share of production marketed by the Contractor at the State’s request, in application of the provisions of Article 25.2,
•	delivered in order to contribute to the satisfaction of the internal consumption needs pursuant to the provisions of Article 35,
•	received as payment from the State, in application of the provisions of Article 19.4,

are valorized by application of the price set by the Administration for Gabonese Hydrocarbons, hereinafter referred to as the “Fixed Price”.

27.2.The “Fixed Price” is determined by the Administration by reference to the official Hydrocarbon prices defined by the Organization of Petroleum Exporting Countries (OPEC) taking into account the international market prices for Hydrocarbons of similar quality.

It is calculated FOE value every six calendar months for the previous six calendar month period on the basis of pertinent data and information; it is notified to Contractor for application and any necessary adjustments,

If no “Fixed Price” has been provided to Contractor for a given six calendar month period, the “Fixed Price” resulting from the most recent notification will be used provisionally.

27.3.If, for a given period, the “Fixed Price” applied is higher than the market price for sales to Third Parties of Hydrocarbons originating from the Exploitation Area, the difference will be recovered by Contractor by recording a debit in the Petroleum Cost Account.  If, conversely, the “Fixed Price” is lower than the above-mentioned market price, the difference is credited to the Petroleum Cost Account.

27.4.The market price mentioned in the above paragraph is determined by the Parties who will meet periodically to this effect, on the basis of the evolution of the international Hydrocarbon market, in accordance with procedures to be defined.

Article 28

BONUSES

28.1.The Contractor will pay to the State the sum of US dollars five hundred thousand (US$ 500,000) on the Effective Date.

28.2.In addition, the Contractor shall pay to the State the equivalent in CFA francs of:

(a)five hundred thousand (500,000) US dollars at the start of production from the Delimited Area;

(b)two hundred thousand (200,000) US dollars when the rate of Hydrocarbon production in the Delimited Area reached, for the first time, the level of twenty thousand Barrels per day for a period of thirty consecutive days;

(c)two hundred thousand (200,000) US dollars when the rate of Hydrocarbon production in the Delimited Area reached, for the first time, the level of thirty thousand Barrels per day for a period of thirty consecutive days;

(d)Each of the amounts mentioned above will be paid within the next thirty days after the starting date of production, for the first amount, and within thirty days after the end of the corresponding reference period for the other two.

28.3.The payments mentioned in Articles 28.1 and 28.2 hereinabove cannot in any case be considered as Petroleum Costs.

Article 29

MEASUREMENT AND METERING OF THE HYDROCARBONS

29.1.The Contractor shall measure and meter all the Hydrocarbons produced after extraction of water and foreign substances.

The point where the quantities of Hydrocarbons are measured and metered and the point where the instruments, equipment and facilities to which they are related must mandatorily be approved by the Administration.

The authorized Administration representatives will verify these measurements and counts and check the instruments, facilities and equipment used, at least once every three months.  If the Contractor wishes to modify or change said measuring instruments, facilities and equipment, it shall inform the Administration at least fifteen business days in advance in order to enable the Administration representative to be present at the time of said modification or change.

Modifications and changes affecting the points, instruments and equipment mentioned in the above second paragraph must be previously approved by the Administration.

29.2.In order to be deductible, the quantities of Hydrocarbons used for the Petroleum Operations or lost must be the subject of a monthly detailed explanatory statement addressed to the Administration.

29.3.If any measurement errors which would result in shortages or in excesses are detected on the instruments, facilities and equipment used by the Contractor, said errors shall be considered as having existed since the date when the last verifications were or should have been made by the Administration and corrections must be made accordingly.

All expenses and all costs incurred by Contractor, its subcontractors and suppliers and related to the lifting .of natural gas by the State shall not be considered part of the Petroleum Costs but shall be charged to the State which shall reimburse Contractor in accordance with a an agreement to be agreed upon by both parties.

Article 30

NATURAL GAS

30.1.In the event of a Natural Gas discovery, the Contractor, after carrying out the appropriate studies and after consultation with the Administration, shall determine whether exploitation can be undertaken commercially.

All the provisions of the Contract shall be applicable mutatis mutandis and, more specifically, those pertaining to the Set Price defined in Article 27, the recovery of Petroleum Costs defined in Article 24, the Remaining Production sharing regulations defined in Article 25, the bonuses defined in Article 28 and the royalties and taxes defined in Article 26.1 and 26.7, if the discovery is declared commercially exploitable.

However, in order to take the conditions particular to the exploitation of Natural Gas into account and to promote its development, other specific benefits may be granted the Contractor when they are duly justified.

Whenever it is necessary to determine the equivalence between Natural Gas and Crude Oil and, More specifically, especially in order to determine the procedures for lifting the quantities of Hydrocarbons allocated for recovery of the Petroleum Costs defined in Article 24, the sharing of Remaining Production defined in Article 25, and the bonuses defined in Article 28.2, it is agreed that one hundred. Sixty‑five cubic meters of Natural Gas are equal to one barrel of Crude Oil.  This equivalence shall be stated by mutual agreement.

30.2.If the Contractor does not consider the Natural Gas discovered to be commercial, in this case, the Contractor forfeits any right to this discovery deriving from the Contract.  The State is then entitled to exploit this discovery on its own without the obligation to pay any indemnity to the Contractor.

30.3.Any quantity of unmarketed associated Natural Gas, apart from the quantities used for the Petroleum Operations, shall be utilized in order to improve the Crude Petroleum recovery rate through reinjection pursuant to the provisions of Article 21.4.  Flaring shall be limited to the hare minimum; the Contractor is required to comply with the applicable regulations in force and the pertinent recommendations from the Administration.

In addition, if the Government wishes to use the associated Natural Gas produced in the Exploitation Area and not marketed or used by the Contractor in the above-defined conditions, the Parties will decide by mutual agreement on any additional technical actions which may be necessary for the shipment and use of said Natural Gas.

Article 31

CURRENCY EXCHANGE CONTROL

31.1.The Contract will be governed by the currency exchange regulation in force.

31.2.No restriction will be imposed on importation by the Contractor of the funds intended for the performance of the Petroleum Operations.

31.3.The Contractor will be authorized to freely convert its assets in Gabon to convertible currencies; it will also have the right to export the funds it owns in Gabon in excess of its local needs, without being discriminated against.

31.4.In addition, the Contractor will have the right not to import into Gabon the funds intended for performance of the Petroleum Operations requiring payment to be made abroad when due.

Article 32

EXEMPTION FROM THE OBLIGATION RELATIVE
TO EQUIPMENT BONDS AND INVESTMENT CERTIFICATES

In view of the magnitude of the investments to be made by the Contractor, the latter is exempt for the duration of the Contract from any obligations relative to equipment bonds and investment certificates pursuant to Ordinance No. 3/63 dated January 24, 1963, and Ordinance No. 36/67 dated August 1, 1967.

Article 33

ACCOUNTING METHOD AND MONETARY UNIT
USED FOR BOOKKEEPING PURPOSES

33.1.The Contractor’s accounting records and books are kept in accordance with the General Accounting Plan of Companies in effect in Gabon and, regarding Petroleum Costs, with the Accounting Agreement even if the provisions of said Agreement do not appear in the Contract The originals of said accounting records and books as well as all supporting documentation shall be kept in Gabon, and presented to the Administration simply at the latter’s request.

33.2.The accounting records and books for the Petroleum Operations are kept by the Contractor in French and amounts are expressed in US dollars.  These accounting books and records are used in order to determine the gross income, the exploitation expenditures and net Profits and in order to prepare the tax return.  These provisions also apply to the Petroleum. Cost Account mentioned in Article 26.9 and in the Accounting Agreement.

The Contractor must indicate and justify the currency of origin and the exchange rates used for keeping the accounting records and books and the Petroleum Costs Account.

33.3.Whenever it is necessary to convert the expenditures and incomes expressed in another currency into CFA Francs, the exchange rates used will be equal to the arithmetic average of the daily closing market sales rates for said currency for the month in which the expenses were paid and the incomes received.  Until the arithmetic average of the month considered is known, *the Contractor will temporarily use the arithmetic average of, the previous month.

In the event of official devaluation or revaluation during a given month, two arithmetic averages will be applied, the first calculated on the basis of the daily closing market sales rates for the period from the first of the month up to, but excluding, the date of said devaluation and revaluation, and the second on the basis of the daily closing selling rates for .the period starting and including the day of said devaluation or reevaluation until the last day of the month considered.

Article 34

CUSTOMS SYSTEM AND IMPORT AND EXPORT DOCUMENTS

34.1.For the duration of the Contract, the Contractor will benefit from the following customs privileges:

(a)Within the scope of the provisions of the Customs Code, importation by the Contractor itself, Third Parties on its behalf and its subcontractors under the temporary admission system (normal or special, depending on the case) of all the equipment, materials, products, machines and tools required for the performance of the Petroleum Operations and not owned by the state pursuant to the provisions of Article 10.1, subject to the provisions of Article 10.3 and provided that these goods are necessary, exclusively intended and actually used for the Petroleum Operations and are to be re‑exported after they are used.

(b)Admission with complete exemption from all entry taxes and duties for materials, products, equipment, machines and tools exclusively intended and actually used for petroleum prospecting and exploration in the Delimited Area and appearing on the list provided in Attachment II of Deed no. 13/65-UDEAC-35, dated Dec ember 14, 1965 and subsequent amendments.

This exemption covers imports made directly by the Contractor itself, by Third Parties on its behalf and by its subcontractors, subject to presentation of a final utilization certificate.

(c)Under the same conditions as above, admission at the comprehensive 5% reduced rate of the duties and taxes collected at importation of materials, products, equipment, machines and tools which, although not falling in the category of goods mentioned in the preceding paragraphs a) and b), are nevertheless necessary for, intended and assigned to the production, storage, processing, transportation, shipping and transformation of Hydrocarbons from the Exploitation Area and provided that they appear in an approved development program.

The reduced rate benefit is granted by the Director of Customs and Indirect Taxes at Contractor’s request:

•	upon presentation of a general importation program,
•	or following a special admission request formalities for the reduced rate benefits to be filed at least fifteen days before arrival of the goods involved.

These requests must specify:

•	the trade name of the goods and the corresponding customs tariff code,
•	quantities and their FOB and CIF values.

(d)Effects and furnishing for personal and household use imported by Contractor’s foreign personnel assigned to the Petroleum Operations at the time of their change of residence are admitted tax free pursuant to the provisions and limits established by the Customs Code, such as Articles 17 to 20 of Deed 13/65-UDEAC-35, dated December 14, 1965.

34.2.The Contractor, Third Parties importing on its behalf and its subcontractors agree to import items required for the performance of the Petroleum Operations only insofar as said goods are not available in Gabon under similar price, quality and delivery schedule conditions.

34.3.All the goods not covered by, the above provisions are subject to the taxes and duties levied by the Customs Administration under the common law system.

34.4.Insofar as they-have met all their customs obligations resulting from Articles 34.1 to 34.3 and the regulations in force, the Contractor, Third Party Importers for its account and its subcontractors, may re‑export free of all taxes and duties the goods imported pursuant to the provisions of Article 34.1a, and which are no longer necessary for the performance of the Petroleum Operations.

34.5.All importations, exportations and re-exportations made under the Contract are subject to the formalities required by the Customs Administration.

34.6.The Contractor is jointly and severally responsible with Third Parties importing on its behalf and with its subcontractors towards the Customs Administration for any abuse detected in the exercise of the benefits provided by the provisions of this Article.  Any fines, penalties and payments of any nature for which it may be liable in this regard do not constitute Petroleum Costs.

34.7.All customs clearing operations performed within the framework of the Contract are subject to the provisions of Ordinance No. 20/87 of October 24, 1987.

Article 35

CONTRIBUTION TO MEETING THE NEEDS
OF TEE DOMESTIC MARKET

35.1.Contractor is required to contribute to meeting the consumption needs of the Gabonese domestic market by delivering to the State or to an organization designated by the State a quantity of Hydrocarbons in proportion to its production share as defined in Articles 24.2 and 25.1 as compared to the total production of Gabon.  The quantity to be delivered will be determined prior to the end of each Calendar Year for the subsequent Calendar Year on the basis of the projected production and domestic consumption for the Calendar Year involved.  Any necessary adjustments will be made as soon as the actual final data is available.

35.2.The price for the sale by Contractor of the portion of Hydrocarbons intended to meet the needs of the domestic market is equivalent to the Set Price less a twenty‑five percent discount.  It is payable in CFA Francs.  The aforesaid discount is entered in the Petroleum Costs Account.

35.3.The Hydrocarbons sold under the provisions of this Article are to be delivered by Contractor to the place of use or consumption designated by the Administration, using available and customary means of transportation.

Article 36

EXPORTING, TRANSFER OF TITLE AND REGULATIONS
FOR MAKING THE HYDROCARBONS AVAILABLE

36.1.Subject to the regulations in force and for the entire duration of the Contract, the Contractor, its customers and their carriers shall have the right to export through the export point chosen to this effect, the share of Hydrocarbons to which the Contractor is entitled under the terms of this Contract, after deducting all the deliveries made to meet the needs of the Gabonese domestic market pursuant to the preceding Article 35.

36.2.The ownership of the above-mentioned portion of Hydrocarbons is transferred to the Contractor at the time it actually takes such share.  However, as the production ‘is taken, the Contractor is required to subscribe to any necessary insurance policies in order to cover any damages or losses which may arise and affect the Hydrocarbons.

For the accounting requirements of the Petroleum Costs, lifting of the above-mentioned Hydrocarbons is presumed to take place at the end of each calendar month for quantities having left during that month the storage facilities for the evacuation pipelines or the export loading facilities.

In case of exportation by tanker, the transfer of ownership takes place at the connection point between the tanker and the loading facilities.

The transfer of ownership of the Hydrocarbons assigned by the Contractor as contribution to meeting the needs of the Gabonese domestic market occurs CIF at the utilization site, at entry of the Storage facilities of the entities to which these Hydrocarbons are allotted.

36.3.The Administration appoints a company or experts to monitor, inspect and control the Hydrocarbon lifts and manage the loading terminal and its facilities.

The expenditures entailed by these operations are reimbursed to the Administration by the Contractor, which includes them in the Petroleum Costs Account.

36.4.The Parties will meet periodically to establish a provisional lifting schedule and will make their best effort to load jointly, if this should prove necessary, in order to avoid Overlifting or Underlifting on the part of one Party towards the other.

As soon as a sufficient quantity of Hydrocarbons is stored at the export point to make it possible to load tankers, the first shipments are made for the account of the State.  The Hydrocarbons are then available to the Contractor for the next tanker loading operations for its own account, until an Underlifting situation is created for the State.

Each of the subsequent loading operations shall be carried out for the account of the Party which is in an Underlifting situation.

However, if one of the Parties cannot lift its share of production in a timely manner, the other Party will have the option to dispose of it, provided that it later gives an equivalent quantity of products to the defaulting Party.

The practical terms for application of the provisions of this Article can be negotiated at any time by mutual agreement between the Administration and the Contractor, such as within the framework of a lifting and availability agreement.

Article 37

PROTECTION OF RIGHTS

37.1.The Contractor will take all the necessary action to achieve the objectives of the Contract and give reasonable compensation to Third Parties for any damage which it, its employees, contractors or subcontractors and their employees, while carrying out their activities under the Contract, may cause to the person, property or rights of Third Parties.  The Contractor will be civilly liable for all losses or damages suffered by Third Parties due to its or their errors or negligence and shall bear the cost of all compensation and damages payable.

37.2.The State will take all the necessary and possible actions in order to facilitate the implementation of the Petroleum Operations and the achievement of the objectives of the Contract and to protect the property and rights of the Contractor, its employees and agents on the territory of Gabon and its appurtenances.

37.3.At the Contractor’s request and against justification, the Administration will prohibit the construction of residential or commercial buildings in the vicinity of facilities which may be declared dangerous due to the Petroleum Operations and will take the necessary precautions to prevent vessels from mooring or going near submerged pipelines and to prohibit any interference with the use of any other facilities required for the Petroleum Operations, both onshore and offshore.

Article 38

PERSONNEL

38.1.For the performance of the Petroleum Operations, the Contractor shall employ, insofar as possible, Gabonese national labor in the minimum proportion of seventy‑five percent of the total work force.  Specialized and qualified personnel may be recruited outside Gabon if not available in Gabon.

The Contractor shall inform the General Hydrocarbons Department of any available positions and of the action taken towards recruitment of Gabonese personnel.

38.2.The competent Administration will issue, in accordance with regulations, the necessary documents for entry of foreign personnel into Gabon, such as visas, work permits and residence cards.  The Contractor will take the necessary measures to this effect.

At the Contractor’s request, the Administration may assist to facilitate all immigration formalities with the proper authorities at the entry and exit points in Gabon for the Contractor’s employees, contractors, subcontractors and agents and their families.

38.3.The employees working for the Petroleum Operations shall be placed under the authority of the Contractor or of its contractors, subcontractors and agents in their capacity as employers.  Their work, working hours, salaries and any other conditions related to their employment conditions will be determined by the above-mentioned employers, in accordance with the labor and social laws in force in Gabon.

38.4.The Contractor must train and take the necessary steps to ensure promotion of its Gabonese employees in close cooperation with the Administration.  The Technical Consulting Committee is informed of the procedures for application of application of this provision.

Article 39

TRAINING OF GABONESE NATIONALS OTHER
THAN THOSE EMPLOYED BY THE CONTRACTOR

39.1.In addition to the obligation set forth in Article 38, the Contractor must contribute to the training of other Gabonese nationals designated by the Administration by allocating to said training for the entire duration of the Contract:

(a)sixty thousand US dollars per Calendar Year during the period preceding production;

(b)one hundred thousand US dollars per Calendar Year from the start of production.

The contributions defined in the preceding paragraphs (a) and (b) are allocated:

•

a portion for the training of Gabonese nationals in higher level schools or universities of international reputation; the corresponding training program will be determined by the Administration in charge of Hydrocarbons;

•

a portion for “on-the-job” training of Gabonese nationals.  This training will take place at the Contractor’s jobsites and major centers of activity.  The conditions of this on‑the‑job training will be defined in each case by the Parties through mutual agreement;

•	a portion for training outside the Contractor’s structures, in the form of seminars and assignments to other companies, of Gabonese nationals designated by the Administration.

The terms for distribution of the sums mentioned in this Article will be decided by mutual agreement between the Administration and the Contractor, depending on national priorities.

39.2.The contributions mentioned in this Article are included in the Petroleum Costs.

Article 40

ACTIVITY REPORTS DURING THE DEVELOPMENT
AND EXPLOITATION PERIOD

40.1.Unless otherwise specifically stated, the provisions of Article 11 of the Contract pertaining to the documents and data relative to the exploration operations, the activity reports and other information are applicable mutatis mutandis to the development, exploitation and transportation operations.

40.2.The activity reports shall also include a statement of the production obtained during the previous month and a statement of the quantities of Hydrocarbons sold during the same month by the Contractor on its own behalf and, if applicable, on behalf of the State in application of the provisions of Article 25.2, specifying the reference data of the sale contract and, especially, the buyer’s name, unit price and total amount of the sale, characteristics of the Hydrocarbons sold and country of final destination.

40.3.The monthly activity reports must also include:

(a)data concerning all the exploitation, development, production and exploitation operations performed during the Calendar Year, including the total quantities of Hydrocarbons produced and sold;

(b)data concerning all transportation operations and the location of any major facilities constructed by the Contractor;

(c)a statement specifying the number of employees, their title, nationality and the total amount of their salaries and wages, as well as a report on the medical services and equipment made available to these employees;

(d)a descriptive statement of all the capital assets acquired or created with the indication of the date and price or cost of acquisition.

40.4.Each entity forming the Contractor will also transmit to the Administration in charge of Hydrocarbons by April 30 of each year a copy of its statistical and tax declaration mentioned in Article 26.5 and information and documentation and data to be attached.

40.5.The Contractor will notify the Hydrocarbons Administration in writing, as promptly as possible, of any damage of any nature whatsoever caused to the Fields or to the production facilities and will take all necessary action to terminate and repair said damage.

40.6.The provisions of Article 11.5 are applicable, mutatis mutandis, to any document or sample connected with the development, exploitation and transport operations and the Parties are subject to the same obligations.

Article 41

PAYMENTS

The proceeds from Hydrocarbons sales made by either of the Parties for the account of the other must be remitted within thirty days following the date of the lift, unless otherwise agreed between the Parties in consideration of specific marketing conditions.

Any other payment to the State must be made when due unless otherwise provided in the Contract.

Hydrocarbons transfers to the State made within the framework of contribution to the requirements of the domestic market as mentioned in Article 35 are paid for within thirty days and, in the event of difficulties, within ninety days after the delivery date.

Article 42

ASSIGNMENT OF INTERESTS

42.1.Each one of the companies forming the Contractor may assign all or part of its interests deriving from the Contract to Third Parties, if their good technical and financial reputation is well-established; the assignees will then become jointly and severally responsible, with the other companies forming the Contractor, for fulfillment of the clauses of the Contract. The assignor’s rights and obligations related to the portion of interest thus assigned are fully transferred to the assignees.

Nevertheless, after start-up of production, the State has a preference right on the above‑mentioned assignments under the conditions of and in accordance with the procedures described below.  It then replaces Third party buyers at the same terms and conditions.

42.2.Before an assignment to Third Parties goes into effect, the assignor must obtain the approval of the Administration.  This approval cannot be withheld without valid reasons.  To this effect, it is required to inform the Administration in writing, specifying the names, capacities and nationalities of the buyers, all data regarding their financial and technical capabilities, their legal status in addition to the financial terms and procedures of the assignment-planned, and to deliver a certified copy of the assignment agreement, signed and executed subject to the suspensive condition of approval by the Administration or waiver on the part of the State to exercise the preference right described in Article 42.1.

If the Administration does not oppose the assignment in writing within thirty days after the date of receipt of the above information and if the State does not exercise its preference right stated in Article 42.1 within the same 30-day period, this approval is considered granted.

42.3.If, due to partial assignment of its interest, the assignor earns a financial profit, this will be deducted from the Petroleum Costs. If the assignment pertains to all its interests, the assignor is subject under common law to Corporate Tax on the amount of this profit.

For application of the preceding paragraph, the term “financial profit” refers to the difference, if positive, between the assignment price and the non-reevaluated amount of the Petroleum costs not yet recovered by the assignor and computed, in the case of partial assignment, proportionally to the percentage interests assigned.  The assignor communicates to the Administration all information of such nature as to enable the latter to determine this profit.

When, in the case of partial assignment, the price obtained is less than the share of unrecovered Petroleum Costs pertaining to the assigned interest, the assignor records a decrease in its accounting of said share of Petroleum Costs it loses any right to recover the negative difference involved.

The assignee enters in its accounting records the Petroleum Costs not recovered by the assignor pertaining to the interest acquired or the actual acquisition price if this is less than said Petroleum Costs not recovered by the assignor.

The assignee cannot in any case include in the Petroleum Costs the cost thereby incurred, corresponding to this profit and paid to the assignor.

42.4.Each company forming the Contractor may assign freely and at any time all or part of its interests deriving from the Contract, to one or more Affiliates or to other companies forming the Contractor.  However, the assignor is required to inform the Administration in writing.  These assignments must not in any case be such as to harm the State’s interests, hinder performance of the Petroleum Operations or reduce the technical and financial capabilities of the Contractor.  If the Administration deems such to be the case, it may oppose the assignment. Furthermore, the commitment stated in Article 46.2 involves automatically the assignee Affiliated Company.

The provisions of Article 42.3 are applicable to the assignments made within the framework of this Article.

42.5.Any assignments made in violation of the provisions of Articles 42.1 through 42.4 are null and void.

Article 43

APPLICATION OF THE CONTRACT

43.1.Subject to the provisions of Article 43.4, the State guarantees to the Contractor for the duration of the Contract the stability of the financial and economic conditions, such as these conditions result from the Contract and from the regulations in force on the Effective Date.

The obligations resulting from the Contract shall not be aggravated and the general and overall equilibrium of this Contract shall not be affected in an important and lasting manner for the entire period of validity hereof.  However, adjustments and modifications may be agreed upon by mutual consent.

43.2.The Parties agree to cooperate in all possible ways in order .to achieve the objectives of the Contract.  The Administration will facilitate the performance of the Contractor’s activities by granting it any necessary permit, license and access right and making available to it all the appropriate existing facilities and services, so that the Parties can obtain the best possible profit from sincere cooperation.  However, the Contractor shall comply with the customary procedures and formalities and directly contact the competent Administration departments to obtain the approvals and authorizations necessary.  It must inform the Departments in charge of Hydrocarbons of the formalities, contacts and correspondence it has and maintains with other administrative departments.

43.3.Total or partial nationalization or expropriation of the Contractor’s rights entail just and equitable compensation in accordance with internationally accepted rules and principles.

43.4.The terms and conditions of the Contract shall be modified only in written form and through mutual agreement.

Article 44

PENALTIES AND TERMINATION

44.1.Violation by the Contractor of the provisions of the Contract may entail termination of the Contract by the Administration if, after notification with acknowledgment of receipt to the Contractor, pursuant to the provisions of Article 48.10., second paragraph to correct said violation and, if applicable, the consequences thereof, the Contractor has not given any follow-up to the Administration’s request. Termination is pronounced by Decree.

44.2.Independently of the penalties set forth in the regulations, the following violations of the Contract will lead to termination of this Contract by decree, after formal notice remaining without action fifteen days after its receipt.  Contractor will be required to provide some explanations:

(a)refusal to provide to the Administration within the Prescribed periods the information specified in Articles 5, 8.7, 11, 20.1, 21.1, 21.5, 26.5, 26.9, 33, 40 and 48.

(b)refusal to pay the bonuses and royalties-within the required periods of time in the terms and conditions defined by Articles 26.1 b, 26.1 c and 28, as well as the sums stipulated in Article 39.1.

(c)refusal to pay within the required periods of time the Proceeds from sale by the Contractor of the State’s share of Hydrocarbons, when the Contractor handles said sale, pursuant to the provisions of, Articles 25.2.

(d)refusal to deliver to the State its share of production in kind, pursuant to Article 25.2 or of the mining royalty pursuant to the provisions of Article 26.1, b;

(e)suspension or serious restriction, without legitimate reason and in a manner prejudicial to the general interest, of the exploitation activity of the Fields discovered in the Delimited Area.

For the application of this paragraph and preceding provisions, modification related to economic factors, such as variations in the international Hydrocarbons market cannot be invoked as constituting a legitimate reason.

44.3.The Administration’s decision to terminate the Contract, under the provisions of Articles 44.1 and 44.2, is communicated to the Contractor in writing with return receipt; the latter automatically forfeits all its interests deriving from the Contract and its right to recover its Petroleum Costs.

44.4.Termination of the Contract does not release the Contractor from its contractual obligations arisen prior to termination of the Contract which may not yet have been met on the date of said termination.

Article 45

OPERATIONS ON BEHALF OF THE STATE

45.1.If, during the exploration periods defined in Article 3, the State wishes to survey and test deeper geological horizons than those proposed by the Contractor or indicated in Article 4 for a given well, it will have the right to ask the Contractor to continue drilling said well until the objectives set by the State have been reached, at its exclusive expense and risk.  To do so, the Administration will address a written request to the Contractor insofar as possible prior to the start of said well or, if this is impossible, during the drilling, but in no case after the Contractor has started completion or abandonment operations on the well.

The above-mentioned request will establish the period of time beyond which the Contractor is considered as having refused.

The State can also contract, at its own risk, a third company to deepen a well under conditions that it is free to establish and for the account of the State.

45.2.The Contractor may decide, before the start of the well‑deepening operations, to take charge financially of said deepening operations, in which case the corresponding expenses are included in the Petroleum Costs and any Hydrocarbon discovery‑resulting from these well deepening operations will be considered made within the framework of fulfillment of the Contract.

45.3.If the deepening of a well at the exclusive expense and risk of the State leads to a discovery of Hydrocarbons, the State alone will have the right to develop and exploit the discovery and dispose of all the Hydrocarbons produced.

Article 46

JOINT LIABILITY AND GUARANTEES

46.1.The clauses of the Contract are binding for the Parties and their respective successors and assigns.  They constitute the only agreement between them, no prior verbal or written promise or agreement between the Parties pertaining to the purpose of the Contract can be invoked in order to modify them or to give them a different interpretation.

The State guarantees that no other agreement exists concerning the Petroleum Operations in the Delimited Area.

46.2.Each of the entities comprising the Contractor will have the option to perform the Petroleum Operations through a subsidiary or ‘a branch registered in Gabon and created to this effect.  If the signatory of the Contract is a subsidiary thus created, the parent company of the signatory will give to the Administration, prior to signature, a commitment, in accordance with the sample enclosed with the Contract, guaranteeing proper performance by said subsidiary of the obligations under the Contract.

In case of assignment, the commitments thus assumed by the signatories’ parent companies will be replaced, regarding the rights assigned, by identical rights of the assignees’ parent companies whose good financial and technical reputation is well established; failing this, the assignment is considered null and void.

Article 47

FORCE MAJEURE

47.1.No delay or failure by one Party to fulfill or comply with any of the clauses, or obligations of this Contract will be considered as a breach of said Contract if said delay, or failure, is due to a case of Force Majeure.  The duration of the resulting delay and such period as is necessary to repair any damage caused during or by said delay will be added to the duration set by Contract, if applicable.

47.2.Force Majeure means any unforeseeable, unsurmountable and irresistible event, not due to error or negligence by the Parties, but to circumstances independent of their will.

Article 48

AUDITS, VERIFICATIONS AND CONTROLS

48.1.The Administration has the authority to exercise overall verification of all the Petroleum Operations; to this effect, it has right to communication of anything which is directly or indirectly connected with said Petroleum Operations.

The Administration’s representatives may inspect, check and verify all the phases of the Petroleum Operations and, specifically, they may be present during the well tests.  To this effect, the Contractor is required to furnish all the necessary assistance to the persons designated by the Administration and to facilitate their tasks.

After the inspections, checks and controls of the Petroleum Operations, the Administration may require that the Contractor perform any operation which the Administration may deem necessary in order to ensure safety and hygiene at the work sites, in the interest of both Parties.

The State, in its capacity as Contracting Party, and the entities forming the Contractor included under the provisions of Article 19, may undertake, at their cost, through experts of their choice or their own employees, all the accounting, financial or technical examinations, verifications and audits which they may deem necessary or useful for their information on the management and development of the Contractor’s activities, on the technical methods thereby employed and on the Petroleum Costs, as well as in the exercise of their right to examine, check and audit these activities and the corresponding Petroleum Costs.

Within the framework of the above-mentioned examination, verifications and audits, the Contractor may be asked, in accordance with the procedure set forth in Article 48.10, to make any adjustments, corrections, amendments or modifications which are deemed necessary, useful or justified.

48.2.The above-mentioned examinations, verifications and audits must take place within a period of two years after the end of the exploration periods specified in Article 3, or, in the development and production phase, for a given Calendar Year, within the same two-year period after the end of said Calendar Year.

The Contractor is notified by the Administration of the conclusions and results of the examinations, verifications and audits thereby conducted.

48.3.A certified copy of the reports and conclusions following these examinations, verifications and audits must obligatorily be delivered to the Administration when these are conducted by the companies forming the Contractor.  The Operator or the companies forming the Contractor are required to inform the Administration of the follow-ups given to the conclusions and recommendations of the reports prepared after the examinations, verifications and audits conducted.

48.4.Without any examinations, verifications and audits within the periods specified in Article 48.3, first paragraph, no adjustment may be made later.

48.5.Notwithstanding the above provisions, the Administration may also, within the normal context of its right to verification and repetition, such as set forth by the applicable regulations, conduct at any time examinations, verifications and audits through experts of its choice or its own employees.

48.6.For application of the provisions of this Article, the Contractor shall deliver to the Administration, not later than April 30 of each year, a detailed report on its activities of the preceding Calendar Year.  This report shall include specifically, in addition to data of a technical nature, a detailed account of the Petroleum Costs pertaining to that Calendar Year, presented in accordance with the Accounting Agreement.  The Contractor’ files, as well as the pertinent and necessary records, accounting and technical documents and vouchers shall be available to the interested Parties in compliance with the above provisions, and presented at their request or requisition.

48.7.The expenses incurred by the Administration in connection with examinations, verifications and audits conducted in application of the provisions of the above Articles are borne by or, if applicable, reimbursed by the Contractor and included by the latter in the Petroleum Costs.

48.8.Subject to the prescription periods of time set forth by the applicable regulations and by the Contract, and notwithstanding the provisions of Article 48.2, the Administration may request in writing all information, justifications and clarifications, as well as any documents, reports, studies and accounting, financial, legal and technical records which it may deem necessary or useful for its information on the management and development of the Contractor’s activities and on the Petroleum Costs, as well as for the exercise of its right to examine, check and audit these activities and the Petroleum Costs.

48.9.If the Administration considers, on the basis of the data and information available thereto or thereby secured either from the Contractor itself or from Third Parties, that the reports, files, documents and accounting records contain errors, inaccuracies, gaps or missing elements or that the Contractor has made a mistake or committed an irregularity in the fulfillment of its obligations and if it considers that corrections, adjustments, amendments or modifications should be made, the Administration shall notify the Contractor in writing to this effect within the time frame required by law.

The Contractor has then thirty days counted from the date of receipt of the above‑mentioned notification, to make the corrections, adjustments, amendments or modifications requested or to present its comments, either in writing or by requesting a meeting to this effect with the Administration.  If necessary, the Contractor may obtain, at its request, an additional period for making the corrections, adjustments, amendments or modifications requested by the Administration.

The Administration shall notify the Contractor in writing of its position on the corrections, adjustments, amendments or modifications requested and on the explanations and justifications furnished.

If, after completion of the above procedure, a disagreement still exists between the Administration and the Contractor, the dispute is settled by arbitration in accordance with the provisions of Article 49.

Nevertheless, for differences of a technical nature and prior to the arbitration procedure, the Parties may resort to the opinion of an expert selected through joint agreement. The above-mentioned periods are then extended accordingly.

48.10.The notifications and other communications specified in the Contract are considered as given by a Party when they are delivered into the hands of a qualified representative of the other Party, at its domicile elected in Gabon, sent by telegram, cable, telex or other means of telecommunication, all expenses paid, or placed in an envelope and entrusted, as registered mail with the proper postage, to the Postal Administration of Gabon. The notifications and other communications shall be considered as made on the date of receipt by the addressee.

Article 49

ARBITRATION

49.1.If, after completion of the procedure set forth in Article 48.10, any disputes still exist between the Parties in connection with the application of the clauses of the Contract or regarding the obligations resulting therefrom shall be resolved through arbitration and, subject to the provisions hereinbelow, pursuant to the Conciliation and Arbitration Regulations of the International Chamber of Commerce.

The arbitration procedure is instituted by request addressed by the applicant Party to the Secretary of the Arbitration Court within sixty days following expiration of the thirty day period defined in Article 48.10; 4th paragraph, plus, if applicable, the additional period defined in the same fourth paragraph of said Article.  The starting point of proceedings is the date of receipt of the aforesaid request by the Secretary of the Arbitration Court.

Each Party designates its arbitrator and notifies the other Party and the Arbitration Court of that designation within thirty days after the start of the arbitration proceedings as defined above.

If, at the end of this period, the applicant Party has not designated its arbitrator, it is deemed to have renounced its request.  If the defending Party has not designated its arbitrator by the end of the same period, the other Party may directly inform the Arbitration Court of the International Chamber of Commerce and request that it make the said designation within the shortest possible time.

The arbitrators shall not be of the same nationality as that of any of the Parties.

Within forty-five days after the date of designation of the last of them, the arbitrators thus designated select a third arbitrator, who becomes the President of the Arbitration Court.  Failing agreement, the Arbitration Court of the International Chamber of Commerce is requested by the more diligent Party to make said designation within the shortest possible time.

The arbitrators are free to choose the procedure they intend to apply.

The decision of the arbitrators is final; it is binding on the Parties and is immediately enforceable.

49.2.The place of arbitration will be Paris, France.  The arbitration language will be French, the applicable law will be the law of Gabon, and the clauses of the Contract are interpreted by reference to Gabonese law.

49.3.Each party bears the expenses and the fees of its own arbitrator.  The expenses and the fees of the third arbitrator as well as the other expenses related to the arbitration will be borne equally by the Parties.

49.4.The arbitration procedure does not cause the execution of the Parties’ contractual obligations to be suspended during the progress of the arbitration.

Article 50

EFFECTIVE DATE

The Contract will be approved by Decree.  The Effective Date will be the date of signature of the Contract.  In witness whereof, the Parties have signed the Contract in ten duplicate originals.

Libreville, July 7, 1995

By: /s/ Paul Toungui	By: /s/ Charles W. Alcorn, Jr.
Name: PAUL TOUNGUI	Name: Charles W. Alcorn, Jr.
Title: The Minister of Mines, Energy and Petroleum	Title: Chief Executive Officer for Vaalco Gabon (Etame), Inc. and Vaalco Energy (Gabon), Inc.

By: /s/ Marcel Doupamby Matoka
Name: MARCEL DOUPAMBY MATOKA
Title: The Minister of Finance, Economy, Budget and Joint Ventures

ANNEXE Nº 1

ZONE DELIMITEE

La Zone Délimitée d’ETAME dont les limites sont définies comme suit, les coordonnées étant données dans le système de projection UTM, base sur l’ellipsoïde de Clarke 1880, fuseau 32, ayant pour origine le point M’PORALOKO, avec:

X = 500’000 mètres sur le meridian central 9º 00’ 00” EST;

Y – 10’000’000 mètres sur l’équateur

	X	Y		X	Y

A	659,500	9,600,500	W	683,000	9,598,000
B	659,500	9,590,500	X	684,000	9,598,000
C	645,500	9,590,500	Y	684,000	9,597,000
D	645,500	9,546,189	Z	691,000	9,597,000
E	676,500	9,519,916	Z1	691,000	9,596,000
F	676,500	9,550,000	Z2	693,000	9,596,000
G	681,500	9,550,000	Z3	693,000	9,594,000
H	681,500	9,558,500	Z4	694,000	9,594,000
I	688,000	9,558,500	Z5	694,000	9,593,000
J	688,000	9,580,000	Z6	695,000	9,593,000
K	723,600	9,580,000	Z7	695,000	9,592,000
L	690,600	9,614,000	Z8	696,000	9,592,000
M	676,535	9,614,000	Z9	696,000	9,591,000
N	672,000	9,609,429	Z10	697,000	9,591,000
O	672,000	9,608,000	Z11	697,000	9,590,000
P	673,000	9,608,000	Z12	698,000	9,590,000
Q	673,000	9,602,000	Z13	698,000	9,586,000
R	681,000	9,602,000	Z14	688,000	9,586,000
S	681,000	9,601,000	Z15	688,000	9,583,800
T	682,000	9,601,000	Z16	683,000	9,588,000
U	682,000	9,600,000	Z17	665,091	9,602,240
V	683,000	9,600,000	Z18	661,498	9,598,502

La superficie de la Zone Délimitée est donc repute à 3,073.598 km2

650,000 m
10°30'
700,000 m
11°00'
Ex-Kouango
TOTAL - Migoumbi
3°30'
3°30'
9,600,000 m
9,600,000 m
R-93
KELT - Lucina
ELF
RGA
13
ETAME
G4-160
AMOCO -
Phenix Marin
KELT
M'Bya
Amerada
M'Wengui
4°00'
4°00'
9,550,000 m
9,550,000 m
50 m
100 m
200 m
500 m
KILOMETERS 0 10 20
MILES 0 10
N
650,000 m
10°30'
VAALCO GABON (ETAME), INC.
GABON
INDEX MAP
PERMIS D'ETAME
G4-160

EXHIBIT B
TO
PARTICIPATION AGREEMENT
SUMMARY OF ETAME PERMIT WORK PROGRAM AND BUDGET
EFFECTIVE DATE THROUGH JUNE 30, 1998
(SUMMARY OF ESTIMATED COSTS)

Acquisition and processing of 300 km. 2D and 385 sq. km. 3D seismic survey	$3,000,000

Drilling, logging and testing of one exploratory well in accordance with Article 4 of the Contract	$6,800,000

Geological, geophysical and reservoir engineering studies	$400,000

Reprocessing of existing 2D seismic data	$270,000

General and administrative	$500,000

Overhead	$329,100

TOTAL	$11,299,100